UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[X]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
§240.14a-12

Peoples Bancorp of North Carolina, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]		No fee required.

[ ]		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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[ ]		Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PEOPLES BANCORP
OF NORTH CAROLINA, INC.

Notice of 2013 Annual Meeting,
Proxy Statement and
Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

Table of Contents

Pa	ge

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS	ii

PROXY STATEMENT	1

Security Ownership of Certain Beneficial Owners and Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	8

Proposal 1 - Election of Directors	8
Director Nominees	8

Our Board of Directors and Its Committees	10

Executive Committee	10

Governance Committee	10

Audit and Enterprise Risk Committee	11

Report of Audit and Enterprise Risk Committee	11

Compensation Committee	12

Compensation Committee Interlocks and Insider Participation	16

Board Leadership Structure and Risk Oversight	16

Director and Executive Compensation and Benefits	18
Director Compensation	18
Executive Officers	19
Management Compensation	20
Employment Agreements	22
Omnibus Stock Option and Long Term Incentive Plan	23
Incentive Compensation Plans	25
Deferred Compensation Plan	27
Supplemental Retirement Plan	27
Discretionary Bonuses and Service Awards	27
Profit Sharing Plan and 401(k) Plan	27

Indebtedness of and Transactions with Management and Directors	27

Proposal 2 - Advisory (Non-Binding) Proposal to Approve the Compensation of the Company's Named
Executive Officers	28

Proposal 3 - Advisory (Non-Binding) Proposal on the Frequency in which Shareholders approve the
Compensation of the Company's Named Executive Officers	29

Proposal 4 - Ratification of Selection of Independent Auditor	29
Audit Fees	29
Audit Related Fees	29
Tax Fees	30
All Other Fees	30

Date for Receipt of Shareholder Proposals	30

Other Matters	30

Miscellaneous	31

APPENDIX A	32

i

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Post Office Box 467
518 West C Street
Newton, North Carolina 28658-0467
(828) 464-5620

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 2, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Company") will be held as follows:

Place:	Catawba Country Club
1154 Country Club Road
Newton, North Carolina

Date:	May 2, 2013

Time:	11:00 a.m., Eastern Time

                       The purposes of the Annual Meeting are to consider and vote upon the following matters:

•	To elect ten persons who will serve as members of the Board of Directors until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To participate in an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement;

•	To participate in an advisory (non-binding) vote on the frequency in which shareholders approve the compensation of the Company’s named executive officers.

•	To ratify the appointment of Porter Keadle Moore, LLC (“PKM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.

The Board of Directors has established March 15, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the Annual Meeting, you may vote in person and the proxy will not be used.

By Order of the Board of Directors,

/s/ Lance A. Sellers
Lance A. Sellers
President and Chief Executive Officer

Newton, North Carolina
March 25, 2013

ii

PEOPLES BANCORP OF NORTH CAROLINA, INC.

______________________________________

PROXY STATEMENT
______________________________________

Annual Meeting of Shareholders
To Be Held On May 2, 2013
_____________________________________

This Proxy Statement is being mailed to our shareholders on or about March 25, 2013, for solicitation of proxies by the Board of Directors of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.

In this Proxy Statement, the terms “we,” “us,” “our” and the “Company” refer to Peoples Bancorp of North Carolina, Inc.  The term “Bank” means Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2013. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2012 are also available at
https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385&GKP=202713
You may also access the above off-site website by going to www.peoplesbanknc.com and click on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the 2013 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 2, 2013, at 11 a.m., Eastern Time.

Where will the Annual Meeting be held?	At the Catawba Country Club, 1154 Country Club Road,
Newton, North Carolina.

What items will be voted on at the
Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect ten directors to serve until the 2014 Annual Meeting of Shareholders;

2.
PARTICIPATION IN ADVISORY VOTE ("SAY ON PAY").  To participate in an advisory (non-binding) vote to approve the compensation of the Company's named executive officers, as disclosed in the Proxy Statement;

3.
PARTICIPATION IN ADVISORY VOTE ("SAY ON FREQUENCY").  To participate in an advisory (non-binding) vote to approve the frequency in which shareholders approve the compensation of the Company's named executive officers, as disclosed in the Proxy Statement;

	4.	RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR. To ratify the appointment of Porter Keadle Moore, LLC ("PKM") as the

Company's independent registered public accounting firm for fiscal year 2013.

5.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 15, 2013 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  On the Record Date, there were 5,613,495 shares of our common stock outstanding and entitled to vote and 721 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone using the information on the proxy card.  If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct.  The Board of Directors has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.  For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them "FOR" the election of all of our nominees for directors and "FOR" all other proposals presented in this Proxy Statement in accordance with recommendations from the Board of Directors.

If your shares are held in the name of a broker or other nominee (i.e., held in "street name"), you will need to obtain a proxy instruction card from the broker holding your shares and return the card as directed by your broker.  Your broker is no longer permitted to vote on your behalf on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency in which shareholders approve executive compensation unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card provided by your broker.  For your vote to be counted in the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency in which shareholders approve executive compensation, you now will need to communicate your voting decision to your bank, broker or other holder of record before the date of the Annual Meeting.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card or by changing your vote by telephone or the Internet; or (3) by attending the Annual Meeting and voting in person.  You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices listed above.

How many votes can I cast?
You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
If a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The proposal to approve the compensation of the Company's Named Executive Officers ("NEO") is advisory only; however, the Company's Compensation Committee will consider the outcome of the vote when evaluating compensation arrangements for executive compensation.

The proposal to vote on the frequency in which the shareholders approve the compensation of the Company's NEOs is advisory only; however, the Board of Directors will consider the outcome of the vote when determining the frequency in which the compensation of the Company's NEOs is submitted to the shareholders for approval.

The proposal to ratify the appointment of the Company's independent registered public accounting firm for 2013 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal.  As a result, neither will have an effect on the vote for the election of any director, the non-binding advisory vote to approve executive compensation, the non-binding advisory vote on the frequency in which shareholders approve executive compensation or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a "quorum" for the Annual Meeting?
A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting).  Your shares will be considered part of the quorum if you have voted your shares by proxy or by telephone or Internet.  Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2014 Annual Meeting due?
To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2014 Annual Meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 518 West C Street, Newton, North Carolina 28658 (or at P.O. Box 467, Newton, North Carolina 28658-0467) no later than December 5, 2013.  To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Any proposal not intended to be included in the Company's proxy statement for the 2014 Annual Meeting, but intended to be presented at the 2014 Annual Meeting, must be received by us at our principal executive offices listed above no later than February 18, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent (5%) of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent (5%) of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class2
Christine S. Abernethy P.O. Box 386 Newton, NC 28658	660,4953	11.77%
Tontine Financial Partners, L.P. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	364,5814	6.49%
Tontine Management, L.L.C. 55 Railroad Avenue Greenwich, CT 06830	364,5814	6.49%
Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	505,1654	9.00%

1
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

2	Based upon a total of 5,613,495 shares of common stock outstanding as of the Record Date.

3
Carolina Glove Company, Inc. owns 107,604 shares of common stock.  These shares are included in the calculation of Ms. Abernethy's total beneficial ownership interest.  Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc.  The business is operated by a family committee.  Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.

4
Based on a Schedule 13G/A (Amendment No. 5) filed by Tontine Financial Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Asset Associates, LLC and Jeffrey L. Gendell with the SEC on February 8, 2013.

Set forth below is certain information, as of the Record Date (unless otherwise indicated), regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board of Directors at the Annual Meeting, or is a NEO of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

James S. Abernethy	171,6043	3.06%
Post Office Box 327
Newton, NC 28658

Robert C. Abernethy	155,3264	2.77%
Post Office Box 366
Newton, NC 28658

Joseph F. Beaman, Jr.	8,857	*
Post Office Box 467
Newton, NC 28658

William D. Cable, Sr.	18,903	*
Post Office Box 467
Newton, NC 28658

Douglas S. Howard	11,3865	*
Post Office Box 587
Denver, NC 28037

A. Joseph Lampron, Jr.	6,533	*
Post Office Box 467
Newton, NC 28658

John W. Lineberger, Jr.	2,299	*
Post Office Box 481
Lincolnton, NC 28092

Gary E. Matthews	21,572	*
210 First Avenue South
Conover, NC 28613

Billy L. Price, Jr., M.D.	5,724	*
540 11th Ave. Place NW
Hickory, NC 28601

Larry E. Robinson	49,7226	*
Post Office Box 723
Newton, NC 28658

Lance A. Sellers	9,840	*
Post Office Box 467
Newton, NC 28658

William Gregory Terry	15,871	*
Post Office Box 395
Conover, NC 28613

Dan Ray Timmerman, Sr.	86,9367	1.55%
Post Office Box 1148
Conover, NC 28613

Tony W. Wolfe	5,8188	*
Post Office Box 467
Newton, NC 28658

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

Benjamin I. Zachary	85,7829	1.53%
Post Office Box 277
Taylorsville, NC 28681

All current directors and nominees and	592,13510	10.55%
executive officers as a group (15 people)

*Does not exceed one percent of the common stock outstanding.
______________________________________________
1
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

2	Based upon a total of 5,613,495 shares of common stock outstanding as of the Record Date.

3	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

4	Includes 5,814 shares of common stock owned by Mr. R. Abernethy’s spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

5	Includes 450 shares of common stock owned by Mr. Howard’s spouse, for which Mr. Howard disclaims beneficial ownership.

6	Includes 8,835 shares of common stock owned by Mr. Robinson’s spouse, for which Mr. Robinson disclaims beneficial ownership.

7	Includes 2,722 shares of common stock owned by Timmerman Manufacturing, Inc. Mr. Timmerman is a shareholder, President and a Director of Timmerman Manufacturing, Inc.

8	Mr. Wolfe retired as the Company’s President and Chief Executive Officer effective October 31, 2012. As such, the amounts reported for Mr. Wolfe are as of October 31, 2012.

9	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.

10	The 64,038 shares owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

Directors James S. Abernethy and Robert C. Abernethy are brothers and are sons of Christine S. Abernethy, who owns in excess of ten percent (10%) of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2012, its executive officers and directors and greater than ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at ten members.  Our current Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

Information about the nominees for election to the Board of Directors for a one-year term until the 2014 Annual Meeting of Shareholders appears below. All of the nominees are currently serving on the Board of Directors.

Director Nominees

James S. Abernethy, age 58 (as of March 1, 2013), is employed by Carolina Glove Company, Inc., a glove manufacturing company as its Vice President.  Mr. Abernethy continues to serve as President and Assistant Secretary of Midstate Contractors, Inc., a paving company and also as Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.  Mr. Abernethy is also a director of Burke Mills, a public company.  He has served as a director of the Company since 1992.  Mr. Abernethy has a total of 20 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the North Carolina Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a business administration degree from Gardner Webb University in North Carolina.  Over his 20 years of service on the Board of Directors, Mr. Abernethy has served on all the Bank’s and the Company’s committees.

Robert C. Abernethy, age 62 (as of March 1, 2013), is employed by Carolina Glove Company, Inc., a glove manufacturing company, as its President, Secretary and Treasurer.  Mr. Abernethy continues to serve as Secretary and Assistant Treasurer of Midstate Contractors, Inc., a paving company.  He has served as a director of the Company since 1976 and as Chairman since 1991.  Mr. Abernethy has a total of 36 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the North Carolina Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a B.S. degree from Gardner Webb University in North Carolina.  He serves on the Finance Committee and Investment Committee of Grace United Church of Christ.  Mr. Abernethy also serves on the board of directors of Carolina Glove Company, Inc. and Midstate Contractors, Inc. both privately held companies.

Douglas S. Howard, age 54 (as of March 1, 2013), is employed by Denver Equipment of Charlotte, Inc. as Vice President, Secretary and Treasurer. Mr. Howard is currently serving as the Chairman of the Endowment Committee of Eastern Catawba Cooperative Christian Ministry.  He has served as a director of the Company since 2004.  Mr. Howard has a total of 14 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  He also serves on the Western NC Methodist Church Board of Finance. Mr. Howard also serves on the boards of Catawba Valley Medical Center and other privately-held companies.

John W. Lineberger, Jr., age 62 (as of March 1, 2013), is employed by Lincoln Bonded Warehouse Company, a commercial warehousing facility, as President.  He has served as a director of the Company since 2004.  Mr. Lineberger has a total of eight years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.   Mr. Lineberger earned a B.S. degree in business administration from Western Carolina University.

Gary E. Matthews, age 57 (as of March 1, 2013), is employed by Matthews Construction Company, Inc. as its President and a Director.  He has served as a director of the Company since 2001.  Mr. Matthews has a total of 11 years of banking experience, is a graduate of the North Carolina Bank Directors’ College, and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Matthews is also a director of Conover Metal Products, a privately held company.  Mr. Matthews earned a B.S. degree in civil engineering/construction from North Carolina State University.

Billy L. Price, Jr., M.D., age 56 (as of March 1, 2013), is the Managing Partner and Practitioner of Internal Medicine at Catawba Valley Internal Medicine, PA.  Dr. Price also serves on the Board of Trustees of Catawba Valley Medical Center.  He has served as a director of the Company since 2004.  Dr. Price has a total of eight years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Dr. Price was previously the owner/pharmacist of Conover Drug Company. He is also a director of Primary Physician Care, a private company.  Dr. Price earned a B.S. degree in pharmacy from the University of North Carolina at Chapel Hill and his MD from East Carolina University School of Medicine.

Larry E. Robinson, age 67 (as of March 1, 2013), is employed by The Blue Ridge Distributing Company, Inc., a beer and wine distributor, as the President and Chief Executive Officer.  He is a partner and Chief Operating Officer of United Beverages of North Carolina, LLC, a beer distributor.  He has served as a director of the Company since 1993.  Mr. Robinson has a total of 19 years of banking experience and is a graduate of the North Carolina Bank Directors’ College. Mr. Robinson attended Western Carolina University and received an Associate Degree in Business and Accounting from Catawba Valley Community College in North Carolina.

William Gregory Terry, age 45 (as of March 1, 2013), is employed by Drum & Willis-Reynolds Funeral Homes and Crematory as Executive Vice President.  He has served as a director of the Company since 2004.  Mr. Terry has a total of eight years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Terry graduated with a B.S. degree in business management from Clemson University in South Carolina.  Mr. Terry serves on numerous civic and community boards.

Dan Ray Timmerman, Sr., age 65 (as of March 1, 2013), is employed by Timmerman Manufacturing, Inc., a wrought iron furniture, railings and gates manufacturer, as its President and Chief Executive Officer.  He has served as a director of the Company since 1995.  Mr. Timmerman has a total of 17 years of banking experience and is a graduate of the North Carolina Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the NC Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Timmerman earned a B.S. degree in business administration with a concentration in accounting from Lenoir-Rhyne University in North Carolina.

Benjamin I. Zachary, age 57 (as of March 1, 2013), is employed by Alexander Railroad Company as its President, Treasurer, General Manager and Director.  He has served as a director of the Company since 1995.  Mr. Zachary has a total of 17 years of banking experience and is a graduate of the North Carolina Bank Directors’ College.  Mr. Zachary earned a B.S. degree in business administration with a concentration in accounting from the University of North Carolina at Chapel Hill.  He worked as a CPA for a national accounting firm for eight years following graduation where his assignments included financial statement audits of several banks.  He formerly served as Treasurer and a member of the Finance Committee of First United Methodist Church of Taylorsville for many years.  Mr. Zachary is a member of the Taylorsville Rotary Club and also serves as Treasurer.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board of Directors.  In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE AS DIRECTORS

OUR BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did our Board of Directors meet during 2012?

Our Board of Directors held 17 meetings during 2012.  All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during the year.

What committees does our Board of Directors have?

During 2012, our Board of Directors had five standing committees, the Audit and Enterprise Risk Committee, the Governance Committee, the Compensation Committee, the Loan Sub-Committee and the Executive Committee.  In addition, in 2011, the Board of Directors upon the recommendation of the Governance Committee, created a Succession Committee to assist the Board of Directors in fulfilling a search for a successor to Mr. Wolfe as the President and Chief Executive Officer upon Mr. Wolfe’s retirement in 2012. The Succession Committee met seven times during the year ended December 31, 2012. The voting members of these Committees are appointed by the Board of Directors annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

Executive Committee.  The Executive Committee performs duties as assigned by the full Board of Directors.  Actions taken by the Executive Committee must be approved by the full Board of Directors.  The Executive Committee consists of Directors R. Abernethy, J. Abernethy, Lineberger, Matthews and Howard, as well as the President and Chief Executive Officer of the Company.  It meets on an “as needed” basis and did not meet during 2012.

Governance Committee.  The Governance Committee is comprised entirely of independent directors, as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.  During 2012 the following persons served on the Committee: Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry, and Timmerman.  The Governance Committee is responsible for developing and maintaining the corporate governance policy, as well as acting as the nominating committee for the Board of Directors.

The Governance Committee, serving as the nominating committee of the Board of Directors, interviews candidates for membership to the Board of Directors, recommends candidates to the full Board of Directors, slates candidates for shareholder votes, and fills any vacancies on the Board of Directors which occur between shareholder meetings.  The Governance Committee’s identification of candidates for director typically results from the business interactions of the members of the Governance Committee or from recommendations received from other directors or from the Company’s management.

If a shareholder recommends a director candidate to the Governance Committee in accordance with the Company’s Bylaws, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a shareholder should be made in writing, addressed to the attention of the Governance Committee at the Company’s corporate headquarters.  The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the shareholder considers useful and appropriate for the Governance Committee’s consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate’s qualification to serve as a director include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

The Governance Committee has no written diversity policy; however, the Governance Committee defines diversity broadly to include, in addition to race, gender, ethnicity and age, differences in professional experience, educational background, geographic mix within the Company’s market area, skills and other individual qualities and attributes that foster board heterogeneity in order to encourage and maintain board effectiveness.  While there are currently no women or minorities serving on the Board of Directors, any qualified candidate receives consideration regardless of race, gender or national origin.

The Governance Committee met once during the year ended December 31, 2012.

A copy of the Company’s Governance Committee Charter, which contains the Company’s and the Bank’s governance policies and nomination policies, is reviewed annually and amended as needed, by the Governance Committee.  Shareholders may obtain a copy of the Governance Committee Charter from the Bank’s website (www.peoplesbanknc.com) under Investor Relations.

Audit and Enterprise Risk Committee.  The Company has a separately designated standing Audit and Risk Enterprise Committee (the “Audit Committee”) which was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee’s responsibilities include oversight of enterprise risk. The Audit Committee has a written charter which is reviewed annually, and amended as needed, by the Audit Committee.  A copy of the Audit Committee Charter is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.  The Audit Committee consists of Directors R. Abernethy, Howard, Matthews, Price, Timmerman and Zachary.  The Board of Directors has determined that these members are independent as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards and the SEC’s regulations.

The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” based on each of the member’s educational background and business experience.

The Audit Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the SEC.  The Audit Committee met eight times during the year ended December 31, 2012.

REPORT OF AUDIT AND ENTERPRISE RISK COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Robert C. Abernethy	Gary E. Matthews
Benjamin I. Zachary Douglas S. Howard	Dan R. Timmerman, Sr. Billy L Price, Jr. MD

Compensation Committee. The Company’s Compensation Committee is responsible for developing, reviewing, implementing and maintaining the Bank’s salary, bonus, and incentive award programs and for making recommendations to the Company’s and the Bank’s Board of Directors regarding compensation of the executive officers.  Upon recommendation from the Compensation Committee, the Company’s Board of Directors ultimately determines such compensation.

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence.  The members of the Compensation Committee during 2012 were Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry and Timmerman.  The Compensation Committee met six times during the year ended December 31, 2012.

A copy of the Company’s Compensation Committee Charter, which contains the Company’s and the Bank’s compensation policies and nomination policies, is reviewed annually and amended as needed, by the Compensation Committee and is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.

What follows below is a discussion of the Company’s and the Bank’s compensation policies and practices and the review process used by the Compensation Committee.

In 2012, the Committee engaged a compensation consultant, Matthews Young & Associates, Inc. (“Matthews Young”), to help evaluate the Company’s compensation design, process and decisions.  Fees paid to Matthews Young did not exceed $120,000.  The President and Chief Executive Officer of the Company and the Bank makes recommendations to the Committee regarding the compensation of the executive officers other than his own.  The President and Chief Executive Officer participates in the deliberations, but not in the decisions, of the Compensation Committee regarding compensation of executive officers.  He does not participate in the Compensation Committee’s discussion or decisions regarding his own compensation. The Compensation Committee also considers the results of the shareholders’ non-binding vote on executive compensation. Last year the Company’s executive compensation as described in the 2012 Proxy Statement received a 58% approval rating from the shareholders.

The overall objective of our compensation program is to align total compensation so that the individual executive believes it is fair and equitable and provides the highest perceived value to our shareholders and to that individual.  In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.

The Compensation Committee considers a number of factors specific to each executive’s role when determining the amount and mix of compensation to be paid.  These factors are:

•	compensation of the comparable executives at comparable financial institutions;
•	financial performance of the Company (especially on a “net operating” basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;
•	composition of earnings;
•	asset quality relative to the banking industry;
•	responsiveness to the economic environment;
•	the Company’s achievement compared to its corporate, financial, strategic and operational objectives and business plans; and
•	cumulative shareholder return.

The Company’s and the Bank’s compensation program consists of the following elements:

(i)	Base Salary. The salaries of our NEOs are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.

Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance.  For example, we assess each officer’s success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

(ii)
Annual Cash Incentive Awards.  We believe that annual cash incentive awards encourage our NEOs to achieve short–term targets that are critical to achievement of our long-term strategic plan.  The following officers were eligible during the fiscal year ended December 31, 2012 to receive annual cash incentive awards under our Management Incentive Plan, which provides for cash awards to the following NEOs upon achievement of certain financial objectives:

•	Tony W. Wolfe, President and Chief Executive Officer from January 1, 2012 to October 31, 2012
•	Lance A. Sellers, Executive Vice President and Chief Credit Officer from January 1, 2012 to October 31, 2012 and President and Chief Executive Officer from November 1, 2012 to December 31, 2012
•	A. Joseph Lampron, Jr., Executive Vice President and Chief Financial Officer
•	William D. Cable, Sr., Executive Vice President and Chief Operating Officer
•	Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary

We seek to ensure that a significant portion of each executive officer’s total annual cash compensation is linked to the attainment of the annual performance objectives determined by the executive officer and the Compensation Committee under the Management Incentive Plan. No NEO earned or was paid a cash incentive under the Management Incentive Plan during the fiscal year ended December 31, 2012.

(iii)
Discretionary Bonus and Service Awards.  From time to time the Compensation Committee may recommend to the Board of Directors that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year. These bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus.  In 2012, the Compensation Committee recommended, and the Board of Directors approved discretionary bonuses as follows:  $250,000 for Mr. Wolfe, $15,000 for Mr. Lampron; $6,000 for Mr. Beaman; and $15,000 for Mr. Cable.  Mr. Sellers was not awarded a discretionary bonus on 2012.  These discretionary bonuses were paid in January of 2013.  Under the Service Recognition Program, the Bank gives service awards to each employee and director for every five years of service with the Bank to promote longevity of service for both directors and employees. Service awards are made in the form of shares of the Company’s common stock plus cash in the amount necessary to pay taxes on the award. The number of shares awarded increases with the number of years of service to the Bank.

(iv)
Long-Term Equity Incentive Awards.  The Company maintains the 2009 Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock, restricted stock units, stock appreciation rights, book value shares, and performance units.  The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  In 2012, the NEOs were granted the following restricted stock units, each comprised of the right to receive one share of the Company’s common stock:

NEO	Grant Date	No. of Restricted Stock Units

Lance A. Sellers	March 22, 2012	8,674*

A. Joseph Lampron, Jr.	March 22, 2012	6,370*

William D. Cable, Sr.	March 22, 2012	6,370*

Lance A. Sellers	July 26, 2012	2,169

A. Joseph Lampron, Jr.	July 26, 2012	1,593

William D. Cable, Sr.	July 26, 2012	1,593

*Twenty-five percent (25%) of the restricted stock units were forfeited.

Pursuant to the rules and regulations imposed on CPP participants, Messrs. Sellers, Lampron and Cable were required to forfeit twenty-five percent (25%) or 2,169, 1,593 and 1,593, respectively, of the restricted stock units granted to them on March 22, 2012.  As a result, the Company awarded Messrs. Sellers, Lampron and Cable 2,169, 1,593 and 1,593 restricted stock units, respectively, on July 26, 2012 when the Company was no longer a CPP participant.  The restricted stock units granted to the NEOs in 2012 will fully vest in five years.

(v)
Retirement Benefits.  The Company maintains supplemental executive retirement agreements (SERPs) for the benefit of Messrs. Wolfe, Lampron, Sellers, Cable and Beaman.  The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  The Compensation Committee worked with Matthews Young in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  The Compensation Committee approved supplemental retirement benefits targeting 40% of the final average pay for all NEOs.  The Compensation Committee selected a target of 40% to match such benefits offered to other employees fully participating in qualified retirement plans offered by the Company.  For more information on the SERPs, see page 27 of this Proxy Statement.

(vi)
Employment Agreements.  The Company has employment agreements with our NEOs which we believe serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.  Additional information regarding the employment agreements, including a description of key terms may be found on page 22 of this Proxy Statement.

Under the provisions of the Emergency Economic Stabilization Act (“EESA”) enacted in 2008 to stabilize the US financial system, the United States Treasury (the “US Treasury”) developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”).  On December 23, 2008, the Company became a participant in the CPP when the US Treasury purchased 25,054 shares of the Company’s preferred stock (the “Preferred Stock”) and a warrant to purchase 357,234 shares of the Company’s common stock (the “Warrant”).  On July 3, 2012 the Company purchased 12,530 shares of the Preferred Stock from the US Treasury and the US Treasury sold the remaining 12,524 shares of Preferred Stock to third parties in a public auction.  In addition, on August 8, 2012, the Company repurchased the Warrant.  As a result, the Company is no longer a participant in the CPP.

While the Company is not currently a participant in the CPP, while it was a participant, the Company was obligated to adopt certain requirements for executive compensation and corporate governance in accordance with the US Treasury’s interim final rule implementing the compensation and corporate governance requirements under EESA, as amended by the American Recovery and Reinvestment Act of 2010 (the “ARRA”), as well as additional guidance issued by the US Treasury for so long as the US Treasury held debt or equity securities in the Company.  As a result, the Board of Directors directed management to take all steps necessary to ensure that the Company complied with ESSA, and the rules and regulations of the US Treasury and the SEC, while it was a participant in the CPP, including by complying with the following limitations:

•
No unnecessary and excessive risk or plans that encourage earnings manipulation. The Compensation Committee was required to review no less than every six months the Company’s senior executive officers compensation programs with the Company’s senior risk officers and certify that the Company had made reasonable efforts to ensure that its compensation arrangements did not encourage unnecessary risks that threaten the Company’s value.  Further, the Compensation Committee was required to examine the Company’s compensation programs to ensure that the Company’s plans did not encourage manipulation of the Company’s reported earnings in or to enhance the compensation of any of its employees.

•
Prohibition on bonuses, retention awards and other incentive compensation. The Company was prohibited from paying or accruing any bonus retention award or incentive compensation to any senior executive officer or any of the five next most highly compensated employees subject to certain exceptions. The Company was permitted to award restricted stock that had a value not exceeding one-third of the employee’s total annual compensation, so long as the stock is not paid out during the period the Company was a participant in the CPP.

•
Clawback. The Company was required to recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria whether or not the employee was at fault, any misconduct occurred or the financial statements were restated.

•
Prohibition on Severance. The Company was prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees other than payments for services performed or benefits accrued.

•	Luxury policy. The Company was required to adopt a companywide policy regarding excessive or luxury expenditures.

Under the CPP rules, the term “senior executive officer” or “SEO” is defined as the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated employees. In 2008 at the time of entering into the CPP, each of the Company’s NEOs signed an agreement with the Company agreeing to modify their compensation arrangements to the extent applicable to comply with these requirements.

While the Company was a participant in the CPP, its compensation program was limited as necessary to comply with the CPP restrictions including the elimination of cash bonuses and accruals, limiting the value of equity compensation awards, and the elimination of parachute payments as well as the other restrictions described above.

As noted above, while the Company participated in the CPP, the Compensation Committee, in conjunction with the Company’s senior risk officer, at least every six months, was required to discuss, evaluate, and review (1) the Company’s SEO compensation plans to ensure that those plans did not encourage the SEOs to take unnecessary and excessive risks that threatened the value of the Company, (2) the Company’s employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks, and (3) the Company’s employee compensation plans to ensure that those plans did not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Further, the Compensation Committee was required to provide an annual narrative description of how the SEO compensation plans did not encourage the SEOs to take unnecessary and excessive risks that threatened the value of the Company (including how the SEO plans did not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans did not encourage behavior focused on short-term results rather than long-term value creation), and how the Company ensured that the employee compensation plans did not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Within this framework, the Compensation Committee discussed a variety of topics including:

•
the parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	the other controls that the Company and the Bank had established (other than reviews of the Company’s compensation practices) that limited undesirable risk taking; and
•	the general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

During such time as the Company was a participant in the CPP, the Compensation Committee determined that the design and goals of the existing SEO and employee incentive compensation arrangements did not create an incentive for the SEOs or employees to engage in unnecessary and excessive risk taking; encourage behavior that was focused on short-term results rather than long-term value creation; or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee.  The Compensation Committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the NEOs serves as a member of the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

Board Leadership Structure and Risk Oversight

Our Company and the Bank have traditionally operated with separate Chief Executive Officer and Chairman of the Board of Directors positions.  We believe it is our Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to lead the Board of Directors.  Robert Abernethy is currently serving as Chairman of the Board of Directors.  All of the members of the Board of Directors are independent under NASDAQ listing requirements. The Company has four standing committees:  Executive, Governance, Audit and Compensation.  All but the Executive Committee is made up entirely of independent directors.  The Chief Executive Officer serves on the Executive Committee.  The Bank in addition to the above-named committees has a Loan Committee and a Loan Sub-Committee. The duties of the Company’s committees and the qualifications of the independent directors have been described above.  Each of the Company’s and the Bank’s committees considers risk within its area of responsibility. The Audit Committee and the full Board of Directors focus on the Company’s most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board of Directors sets policy guidelines in the areas of loans and asset/liability management which are reviewed on an on-going basis. While the Board of Directors oversees the

Company’s risk management, the Company’s and the Bank’s management are responsible for day-to-day risk management following the dictates of the policy decisions set by the Board of Directors.

The Governance Committee, as part of its annual review, evaluates the Board of Directors leadership structure and performance and reports its findings to the whole Board of Directors.  The Board of Directors believes that having separate persons serving as Chief Executive Officer and Chairman and all independent directors provides the optimal board leadership structure for the Company and its shareholders.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards of behavior.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.peoplesbanknc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board of Directors.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board of Directors, or any individual director, can be directed to Lance Sellers, our President and Chief Executive Officer or Joe Lampron, our Chief Financial Officer, at our principal executive offices at 518 West C Street, Newton, North Carolina 28658.  You also may direct correspondence to our Board of Directors, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All members of the Board of Directors attended our 2012 Annual Meeting of Shareholders held on May 3, 2012.

How can a shareholder nominate someone for election to the Board of Directors?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made. However, if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board of Directors may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board of Directors, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has ten directors currently serving on its Board of Directors, who are the same people who are currently directors of the Company.

DIRECTOR AND EXECUTIVE COMPENSATION AND BENEFITS

Director Compensation

Directors’ Fees.  Members of the Company’s Board of Directors receive no fees or compensation for their service.  However, all members of the Board of Directors are also directors of the Bank and are compensated for that service.  Each director receives a fee of $600 for each Bank Board of Directors meeting attended.  An additional fee of $300 is paid to committee members for each committee meeting attended.  In addition to these meeting fees, each director also received an annual retainer of $9,000. The Chairman of the Bank’s Board of Directors receives an additional $250 per meeting attended and the chairpersons of each committee receive an additional $150 per meeting attended.  Directors who are members of the Board of Directors of Real Estate Advisory Services, Inc., and Peoples Investment Services, Inc., subsidiaries of the Bank, and Community Bank Real Estate Solutions, LLC, a subsidiary of the Company, received $500 per meeting.  Directors received $375 for special meetings via conference call rather than the normal committee or Board of Director meeting fees.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards.  Under the Service Recognition Program, directors, officers and employees are awarded a combination of common stock of the Company and cash in the amount necessary to pay taxes on the award, with the amount of the award based upon the length of service to the Bank.  Any common stock awarded under the Service Recognition Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors’ Stock Benefits Plan.  Members of the Board of Directors are eligible to participate in the Company’s Omnibus Plan.  On March 22, 2012, the Company granted 810 restricted stock units, each unit being comprised of the right to receive one share of the Company’s common stock, to each director.  The restricted stock units awarded to directors on March 22, 2012 will vest in full on March 22, 2017.

 Directors’ Deferred Compensation Plan. The Bank maintains a non-qualified deferred compensation plan for all of its directors.  The Bank’s directors are also directors of the Company.  Under the deferred compensation plan, each director may defer all or a portion of his fees to the plan each year.  The director may elect to invest the deferred compensation in a restricted list of investment funds.  The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank.  Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.  There are no “above-market” returns provided for in the deferred compensation plan. The Bank made no contributions to this plan in 2012.

Benefits under the plan are payable in the event of the director’s death, resignation, removal, failure to be re-elected, retirement or in cases of hardship.  Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors’ Supplemental Retirement Plan. The Bank maintains a non-qualified supplemental retirement benefits plan for all its directors. The supplemental retirement benefits plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank’s earnings. Under the supplemental retirement benefits plan, the Company purchased life insurance contracts on the lives of each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the supplemental retirement benefits plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors. The Bank is the sole owner of all of the insurance contracts.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2012 fiscal year.

DIRECTOR COMPENSATION

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings1 ($)	Compensation ($)	Total ($)

James S. Abernethy	26,325	3,729	-	0	10,653	0	40,707

Robert C. Abernethy	33,475	1,229	-	0	14,333	0	49,037

Douglas S. Howard	27,225	1,229	-	0	7,500	0	35,954

John W. Lineberger, Jr.	26,625	1,229	-	0	14,176	0	42,030

Gary E. Matthews	22,425	1,229	-	0	9,920	0	33,574

Billy L. Price, Jr., M.D.	24,525	1,229	-	0	9,224	0	34,978

Larry E. Robinson	25,725	1,229	-	0	21,650	0	48,604

William Gregory Terry	26,625	1,229	-	0	4,341	0	32,195

Dan Ray Timmerman, Sr.	30,525	1,229	-	0	18,217	0	49,971

Benjamin I. Zachary	22,425	1,229	-	0	9,246	0	32,900
__________________________________
1
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors’ Supplemental Retirement Plan as described above.

Executive Officers

Tony W. Wolfe, age 66 (as of March 1, 2013), served as President and Chief Executive Officer of the Company and the Bank from December 22, 1993 until his retirement on October 31, 2012.  Prior to being elected as the President and Chief Executive Officer of the Company and the Bank, Mr. Wolfe had been employed by the Company and the Bank since 1990, where he served as Vice President-Commercial Loans and Senior Vice President-Lending.  Mr. Wolfe served in the past on the boards of directors of the Community Trust of the Southeast and Community Financial Services, Inc., the holding company for The Bankers Bank.  Mr. Wolfe has a total of 43 years of banking experience.  Mr. Wolfe is a graduate of Lenoir Rhyne University, the North Carolina School of Banking and the School of Banking of the South at Louisiana State University.

Lance A. Sellers, age 50 (as of March 1, 2013), upon the retirement of Mr. Wolfe, Mr. Sellers was elected as the President and Chief Executive Officer of the Company and the Bank.  Prior to such election, Mr. Sellers served as Executive Vice President and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Credit Officer of the Bank.  He has been employed by the Company and the Bank since 1998.  Mr. Sellers has a total of 28 years of banking experience. He is a graduate of the University of North Carolina at Chapel Hill and upon graduation served as a senior credit officer at a regional bank headquartered in North Carolina.

Joseph F. Beaman, Jr., age 63 (as of March 1, 2013), serves as Executive Vice President and Corporate Secretary of the Company and Executive Vice President, Chief Administrative Officer and Secretary of the Bank.  He has been employed by the Company and the Bank since 1977, where he has served as Vice President-Operations and Senior Vice President.  Mr. Beaman has a total of 40 years of banking experience.  He is a graduate of Pfeiffer University, the North Carolina School of Banking, and the Graduate School of Financial Management at the University of Texas in Austin.

William D. Cable, Sr., age 44 (as of March 1, 2013), serves as Executive Vice President, Assistant Corporate Treasurer and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Operating Officer of the Bank.  He has been employed by the Company and the Bank since 1995, where he has served as Senior Vice President-Information Services.  Mr. Cable has a total of 21 years of banking experience.  Prior to joining the Company, Mr. Cable was a regulatory examiner with the Federal Deposit Insurance Corporation.  He is a graduate of Western Carolina University and the School of Banking of the South at Louisiana State University.

A. Joseph Lampron, Jr., age 58 (as of March 1, 2013), serves as Executive Vice President, Chief Financial Officer and Corporate Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank.  He has been employed by the Company and the Bank since 2001.  Mr. Lampron is a graduate of the University of North Carolina at Chapel Hill and upon graduation worked as a certified public accountant with a national accounting firm.  His work with the firm included audits of banks and thrift institutions.  Mr. Lampron has also served as Chief Financial Officer of a thrift institution and as a senior change manager in the finance group of a large North Carolina bank.  Mr. Lampron has a total of 33 years of banking experience.

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal years ended December 31, 2012 and 2011, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Company’s NEOs whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)		Awards($)	Compensation ($)	Earnings($)	Compensation ($)2		Total($)

Tony W. Wolfe1	2012	345,455	250,000	0		0	0	97,049	19,228	3	711,732
Former President and Chief	2011	290,000	0	0		0	0	0	34,237	3	324,237
Executive Officer

Lance A. Sellers	2012	238,010	0	11,840		0	0	46,930	16,623	4	313,403
President and Chief Executive	2011	194,371	0	0		0	0	17,049	13,179	4	224,599
Officer, former Chief Credit
Officer

A. Joseph Lampron, Jr.	2012	178,500	15,000	8,695		0	0	48,241	11,718	5	262,154
Executive Vice President,	2011	152,934	0	500	5	0	0	22,288	8,790	5	184,512
Chief Financial Officer

Joseph F. Beaman, Jr.	2012	140,700	6,000	5,000	6	0	0	58,385	12,028	6	222,113
Executive Vice President,	2011	125,373	0	0		0	0	32,378	8,625	6	166,376
Chief Administrative Officer
and Corporate Secretary

William D. Cable, Sr.	2012	178,500	15,000	8,695		0	0	18,135	10,315	7	230,645
Executive Vice President,	2011	156,835	0	0		0	0	5,349	7,826	7	170,010
Chief Operating Officer

1
Mr. Wolfe retired as the Company’s President and Chief Executive Officer effective October 31, 2012.  As such, the amount reported for Mr. Wolfe for the fiscal year ended December 31, 2012 includes payments made from January 1, 2012 through October 31, 2012.

2	Perquisites for the fiscal year did not exceed $10,000 for any NEO other than Mr. Wolfe.

3
For Mr. Wolfe, includes for 2012: $8,750 under the 401(k) plan, $3,546 premium paid for group term life insurance in excess of $50,000 and $2,592 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $2,890 and a car allowance of $1,450; and for 2011: $6,125 under the 401(k) plan, $5,466 premium paid for group term life insurance in excess of $50,000 and $2,429 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $3,468, car allowance of $1,088 disability insurance premium of $15,662.

4
For Mr. Sellers, includes for 2012: $7,338 under the 401(k) plan, $1,034 premium paid for group term life insurance in excess of $50,000 and $371 paid for the Split Dollar Death Benefit; and for 2011: $4,859 under the 401(k) plan, $612 premium paid for group term life insurance in excess of $50,000 and $349 paid for the Split Dollar Death Benefit.

5
For Mr. Lampron, includes for 2012: $5,865 under the 401(k) plan, $1,484 premium paid for group term life insurance in excess of $50,000 and $839 paid for the Split Dollar Death Benefit; and for 2011: $3,823 under the 401(k) plan, $1,321 premium paid for group term life insurance in excess of $50,000 and $396 paid for the Split Dollar Death Benefit.  In 2011, Mr. Lampron received 89 shares for 10 years of service and $150 in cash to pay the taxes associated with the award under the Bank’s Service Recognition Program.

6
For Mr. Beaman, includes for 2012: $4,618 under the 401(k) plan, $1,741 premium paid for group term life insurance in excess of $50,000 and $1,454 paid for the Split Dollar Death Benefit; and for 2011: $3,140 under the 401(k) plan, $1,596 premium paid for group term life insurance in excess of $50,000 and $420 paid for the Split Dollar Death Benefit.  In 2012, Mr. Beaman received 381 shares for 35 years of service with the Bank and $1,000 in cash to pay the taxes associated with the award under the Bank’s Service Recognition Program.

7
For Mr. Cable, includes for 2012: $5,861 under the 401(k) plan, $390 premium paid for group term life insurance in excess of $50,000, $296 paid for the Split Dollar Death Benefit; and for 2011: $3,921 under the 401(k) plan, $317 premium paid for group term life insurance in excess of $50,000 and $120 paid for the Split Dollar Death Benefit.

Employment Agreements

The Bank has entered into employment agreements with Lance A. Sellers, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; A. Joseph Lampron, Jr., Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Sr., Executive Vice President, Chief Operating Officer, Assistant Corporate Treasurer and Assistant Corporate Secretary, in order to establish their duties and compensation and to provide for their continued employment with the Bank.  In addition, prior to his retirement, the Bank had an employment agreement with Tony W. Wolfe.  The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term is always no less than two and no more than three years.  The agreements also provide that the base salary will be reviewed by the Board of Directors not less often than annually.  In addition, the employment agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employee’s office.  The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

In the event of a change in control, the term of the employment agreements will be automatically extended for three years from the date of the change of control.  For purposes of the employment agreement, a change in control generally will occur if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank’s securities, acquires beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

In addition, the employee may voluntarily terminate his employment at any time following a change in control and continue to receive his base salary for the remainder of the term of the employment agreement, if, after the change in control, (i) the employee is assigned duties and/or responsibilities that are inconsistent with his position prior to the change in control or that are inconsistent with his reporting responsibilities at that time, (ii) the employee’s compensation or benefits are reduced, or (iii) the employee is transferred, without his consent, to a location which is an unreasonable distance from his current principal work location.

An additional nine (9) middle management officers had employment agreements during 2012.  The term of these agreements is until December 1, 2013, renewed annually and the agreements contain provisions similar to those discussed above.

In 2012, if a “change in control” event had occurred (absent the restrictions imposed by on a participant in the CPP), Mr. Wolfe, Mr. Sellers, Mr. Lampron, Mr. Beaman and Mr. Cable would have been entitled to receive total compensation of approximately $1,100,000, $758,000, $568,000, $448,000 and $568,000, respectively.  All amounts are calculated based on each NEO’s 2012 base salary as shown in the Summary Compensation Table.

Omnibus Stock Option and Long Term Incentive Plan

The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.

Rights Which May Be Granted.  Under the Omnibus Plan, the Committee may grant or award eligible participants stock options, rights to receive restricted shares of common stock, restricted stock units, performance units (each equivalent to one share of common stock), SARs, and/or book value shares.  These grants and awards are referred to herein as “Rights.”  All Rights must be granted or awarded by February 19, 2019, the tenth anniversary of the date the Board of Directors adopted the Omnibus Plan.  The Board of Directors has provided for 360,000 shares of the Company’s common stock to be included in the Omnibus Plan to underlie Rights which may be granted thereunder.

Options.  Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  The exercise price of an ISO or NSO may not be less than 100% of the last-transaction price for the common stock quoted by the NASDAQ Market on the date of grant.

Restricted Stock and Restricted Stock Units.  The Committee may award Rights to acquire shares of common stock or restricted stock units, subject to certain transfer restrictions (“Restricted Stock” or “Restricted Stock Unit”) to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee will determine the expiration date for each Restricted Stock or Restricted Stock Unit award, up to a maximum of ten years from the date of grant.  In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock or Restricted Stock Unit award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock or Restricted Stock Units in the Company’s common stock, cash or a combination of stock and cash.

Performance Units.  Under the Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive performance units, each equivalent in value to one share of common stock (“Units”).  Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period.  The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance.

As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of common stock and cash or cash only.  Units awarded, but which the recipients are not entitled to receive, will be cancelled.

In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability. The remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability.  In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

In the event of a change in control (as that term is defined in the Omnibus Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

An amount equal to the dividend payable on one share of common stock (a “dividend equivalent credit”) will be determined and credited on the payment date to each Unit recipient’s account for each Unit awarded and not yet distributed or cancelled.  Such amount will be converted within the account to an additional number of Units equal to the number of shares of common stock which could be purchased at the last-transaction price of the common stock on the NASDAQ Market on the dividend payment date.

No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i)  the regular quarterly dividend on the common stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of common stock; (ii)  the rate of dividends on the common stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii)  estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of common stock; or (iv)  the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels.  Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

Stock Appreciation Rights.  The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the NASDAQ Market (the “Base Price”) on the date of the award.  The Committee may adjust the Base Price of a stock appreciation right (“SAR”) based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee’s discretion.  Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Book Value Shares.  The Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of common stock on the date of award (“Book Value Shares”).  The Committee will specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee.  Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the common stock at the time the Book Value Share is awarded and the book value of the common stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company’s investment securities portfolio in accordance with generally accepted accounting principles.

The expiration date of each Book Value Share awarded will be established by the Committee, up to a maximum of ten years from the date of award.  However, awards of Book Value Shares will earlier terminate in the same manner as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan.  Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors.  As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index.  Except with regard to Units and Book Value Shares awarded under the Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of common stock, or securities convertible into common stock, by the Company for cash or the issuance of shares of common stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

Incentive Compensation Plans

The Bank also has a Management Incentive Plan for officers and an Employee Incentive Plan for employees of the Bank.  Eligibility under the Employee Incentive Plan is granted to all employees upon ninety (90) days of service with the Bank.  Participants in the Employee Incentive Plan are entitled to receive quarterly cash incentives based upon a graduated schedule indexed to attainment of corporate budget.  Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank’s Board of Directors. Each individual’s incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives.  Incentives under the Management Incentive Plan are paid annually.

Outstanding Equity Awards at Fiscal Year End.  The table below gives information related to equity awards held by the Company’s NEOs at December 31, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Securities	Securities	Incentive Plan	Exercise Price	Expiration	Shares or	Value of	Incentive	Incentive
	Underlying	Underlying	Awards:	($)	Date	Units of	Shares or	Plan Awards:	Plan
	Unexercised	Unexercised	Number of			Stock That	Units of	Number of	Awards:
	Options	Options	Securities			Have Not	Stock	Unearned	Market or
	(#)	(#)	Underlying			Vested	That Have	Shares, Units	Payout
	Exercisable	Unexercisable	Unexercised			(#)	Not Vested	or Other	Value of
			Unearned				($)	Rights That	Unearned
			Options					Have Not	Shares,
			(#)					Vested	Units or
								(#)	Other
Rights
That Have
Not Vested
($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Tony W. Wolfe	-	-	-	-	-	-	-	-	-

Lance A. Sellers	-	-	-	-	-	-	-	8,674(1)	78,933

A. Joseph Lampron, Jr.	-	-	-	-	-	-	-	6,370(2)	57,967

Joseph F. Beaman, Jr.	-	-	-	-	-	-	-	-	-

William D. Cable, Sr.	-	-	-	-	-	-	-	6,370(2)	57,967

(1)	Includes 6,505 restricted stock units that were granted on March 22, 2012 and vest on March 22, 2017 and 2,169 restricted stock units that were granted on July 26, 2012 and vest on July 26, 2017.
(2)	Includes 4,777 restricted stock units that were granted on March 22, 2012 and vest on March 22, 2017 and 1,593 restricted stock units that were granted on July 26, 2012 and vest on July 26, 2017.

Deferred Compensation Plan

The Bank maintains a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank’s Board of Directors may elect to contribute a percentage of their compensation to the plan. Participating officers may elect to invest their deferred compensation in a restricted list of 11 investment funds. The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.  The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan. There are no “above-market” returns provided for in this plan. The Bank made no contributions to the plan in 2012.

Benefits under the plan are payable in the event of the participant’s retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

Supplemental Retirement Plan

The Bank maintains a non-qualified supplemental retirement benefits plan (“SERP”) for certain officers.  The plan is designed to provide a retirement benefit to the officers while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of certain officers. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay benefits to participating officers for a period between 13 years and the life of the officer. The Bank is the sole owner of all of the insurance contracts. Each NEO is fully vested in the benefits provided under the SERP.

Discretionary Bonuses and Service Awards

In the past, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Bank’s Board of Directors.  The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future. The Bank also gives service awards to each employee for every five years of service with the Bank. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the years of service to the Bank.

Profit Sharing Plan and 401(k) Plan

The Bank has a Profit Sharing Plan and 401(k) Plan for all eligible employees.  The Bank made no contribution to the Profit Sharing Plan for the year ended December 31, 2012.  No investments in Bank stock have been made by the plan.

Under the Bank’s 401(k) Plan, the Bank matches employee contributions to a maximum of 3.50% of annual compensation.  The Bank’s 2012 contribution to the 401(k) Plan pursuant to this formula was approximately $345,000.  All contributions to the 401(k) Plan are tax deferred.

The Profit Sharing Plan and 401(k) Plan permit participants to choose from investment funds which are selected by a committee comprised of senior management.  Employees are eligible to participate in both the 401(k) Plan and Profit Sharing Plan beginning in the second month of employment. Both plans provide for vesting of 20% of the benefit after two years of employment and 20% each year thereafter until participants are 100% vested after six years of employment.

Indebtedness of and Transactions with Management and Directors

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on NASDAQ. The Company uses the definition of independence contained in NASDAQ’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board of Directors is in compliance with NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2012.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2012 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

The Bank leases two of its facilities from Shortgrass Associates, L.L.C. (“Shortgrass”).  Director John W. Lineberger, Jr., owns 25% of the membership interests in Shortgrass.  Pursuant to the terms of the leases for the two facilities leased by the Bank, during 2012 the Bank paid a total of $203,967 to Shortgrass in lease payments for these facilities.  Each of the facilities is subject to a 20-year lease between the Bank and Shortgrass.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. Christine S. Abernethy, a greater than ten percent (10%) shareholder of the Company, has two sons, Robert C. Abernethy and James S. Abernethy, who serve on the Board of Directors. All of the non-related directors have determined that the family relationships among Christine S. Abernethy, James S. Abernethy and Robert C. Abernethy do not affect the brothers’ independence as directors.

PROPOSAL 2

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010.  The Dodd-Frank Act requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our NEOs as disclosed in the compensation tables and related matches in this Proxy Statement.

The Company believes that our 2012 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the Dodd-Frank Act, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3

ADVISORY (NON-BINDING) PROPOSAL ON THE FREQUENCY IN WHICH SHAREHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is presenting the following proposal, which gives the shareholders the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 2, in its Proxy Statement.  This resolution is required pursuant to the Dodd-Frank Act.  While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders wish the company to include an advisory vote on the overall compensation of the Company’s named executive officers: (i) every year; (ii) every other year; or (iii) every three years.”

The Board of Directors recommends that shareholders vote to hold an advisory vote on the overall compensation of the Company’s named executive officers every three years.

The Board of Directors believes the three-year option is best as shareholder feedback would be more useful if the success of a compensation program is judged over a period of time.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Porter Keadle Moore, LLC, of Atlanta, Georgia (or PKM in this Proxy Statement), has been selected by the Audit Committee as the Company’s and the Bank’s independent auditor for the year ending December 31, 2013.  Such selection is being submitted to the Company’s shareholders for ratification.  Representatives of PKM are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by PKM for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2012 and 2011; (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q during those fiscal years; and (iii) assistance with the filing of a Registration Statement on Form S-1 in connection with the repurchase of preferred stock were approximately $222,000 and $168,000, respectively.

Audit Related Fees

The aggregate fees billed by PKM in 2012 and 2011 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $59,000 and $59,000, respectively.  These fees were primarily related to the audit of the Company’s Profit Sharing and 401(k) Plan and the testing of management’s assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by PKM for tax compliance, tax advice, and tax planning were approximately $29,000 and $30,000 in 2012 and 2011, respectively.  These fees were primarily related to the preparation of the Company’s income tax returns, assistance with quarterly income tax estimates and preparation of Forms 5500 for various benefit plans.

All Other Fees

PKM billed no other fees to the Company in 2012 and 2011.

The fees billed by PKM are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in its charter.  The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2012 and 2011, 100% of the total fees paid for audit, audit related and tax services were pre-approved.  The Audit Committee has determined that the rendering of non-audit professional services by PKM, as identified above, is compatible with maintaining PKM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKM AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2014 Annual Meeting of Shareholders of the Company will be held on May 1, 2014.  In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 5, 2013 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2014 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 18, 2014, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder’s proposal by February 18, 2014, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2014 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof.  If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2012, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:    A. JOSEPH LAMPRON, JR.

By Order of the Board of Directors,

/s/ Lance A. Sellers
Lance A. Sellers
President and Chief Executive Officer

Newton, North Carolina
March 25, 2013

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”).  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  The Company’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any.  The Company has no operations and conducts no business of its own other than owning the Bank and Community Bank Real Estate Solutions, LLC (“CBRES”).  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2012, the Company had total assets of $1.0 billion, net loans of $605.6 million, deposits of $781.5 million, total securities of $303.4 million, and shareholders’ equity of $97.7 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-27 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2012, the Company employed 247 full-time employees and 38 part-time employees, which equated to 273 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, which became effective on June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

The Company established a new subsidiary, CBRES, in 2009. CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the “Company”).  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2012	2011	2010	2009	2008
Summary of Operations
Interest income	$39,245	45,259	47,680	50,037	56,322
Interest expense	7,696	10,946	14,348	17,187	23,526
Net interest earnings	31,549	34,313	33,332	32,850	32,796
Provision for loan losses	4,924	12,632	16,438	10,535	4,794
Net interest earnings after provision
for loan losses	26,625	21,681	16,894	22,315	28,002
Non-interest income	12,537	14,513	13,884	11,823	10,495
Non-interest expense	31,782	29,572	28,948	29,883	28,893
Earnings before taxes	7,380	6,622	1,830	4,255	9,604
Income taxes	1,587	1,463	(11)	1,339	3,213
Net earnings	5,793	5,159	1,841	2,916	6,391
Dividends and accretion of preferred stock	1,010	1,393	1,394	1,246	-
Net earnings available to common
shareholders	$4,783	3,766	447	1,670	6,391

Selected Year-End Balances
Assets	$1,013,516	1,067,063	1,067,652	1,048,494	968,762
Available for sale securities	297,823	321,388	272,449	195,115	124,916
Loans, net	605,551	653,893	710,667	762,643	770,163
Mortgage loans held for sale	6,922	5,146	3,814	2,840	-
Interest-earning assets	931,738	1,004,131	1,010,983	988,017	921,101
Deposits	781,525	827,111	838,712	809,343	721,062
Interest-bearing liabilities	770,546	820,452	850,233	826,838	758,334
Shareholders' equity	$97,747	103,027	96,858	99,223	101,128
Shares outstanding	5,613,495	5,544,160	5,541,413	5,539,056	5,539,056

Selected Average Balances
Assets	$1,029,612	1,074,250	1,078,136	1,016,257	929,799
Available for sale securities	289,010	295,413	219,797	161,135	115,853
Loans	648,595	697,527	757,532	782,464	747,203
Interest-earning assets	965,994	1,015,451	999,054	956,680	876,425
Deposits	786,976	835,550	840,343	772,075	720,918
Interest-bearing liabilities	770,546	836,382	849,870	796,260	740,478
Shareholders' equity	$103,805	102,568	101,529	101,162	76,241
Shares outstanding	5,559,401	5,542,548	5,539,308	5,539,056	5,588,314

Profitability Ratios
Return on average total assets	0.56%	0.48%	0.17%	0.29%	0.69%
Return on average shareholders' equity	5.58%	5.03%	1.81%	2.88%	8.38%
Dividend payout ratio*	20.96%	11.78%	100.11%	86.22%	41.93%

Liquidity and Capital Ratios (averages)
Loan to deposit	82.42%	83.48%	90.15%	101.35%	103.65%
Shareholders' equity to total assets	10.08%	9.55%	9.42%	9.95%	8.20%

Per share of Common Stock
Basic net income	$0.86	0.68	0.08	0.30	1.14
Diluted net income	$0.86	0.68	0.08	0.30	1.13
Cash dividends	$0.18	0.08	0.08	0.26	0.48
Book value	$15.18	14.06	12.96	13.39	13.73

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-28  through A-64.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2012, 2011 and 2010.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

The unfavorable economic conditions experienced from 2008 to 2010 moderated in 2011 and 2012 but continue to have a negative impact on our financial condition and results of operations.  Unfavorable economic indicators, such as high unemployment, falling real estate prices and higher than normal levels of loan defaults demonstrate the difficult business conditions that are affecting the general economy and therefore our operating results.  The unemployment rates in our primary market area continued to be higher than state and national averages throughout 2012.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

The Federal Reserve has maintained the Federal Funds Rate at 0.25% since December 31, 2008.  This has had a negative impact on 2010, 2011 and 2012 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including interest rate swaps and interest rate floors, utilized by the Bank.  Additional information regarding the Bank’s interest rate contracts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the U.S. Department of the Treasury  (“UST”) pursuant to the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a Warrant to purchase 357,234 shares of the Company’s common stock.  Proceeds from this issuance of Series A preferred shares were allocated between preferred stock and the Warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the Warrant.  The discount recorded on the Series A preferred stock that resulted from allocating a portion of the proceeds to the Warrant was being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2012, the Company had accreted a total of $478,000 of the discount related to the Series A preferred stock.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the Series A preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital. However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the Series A preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The UST sold all of the Company’s CPP preferred stock in a public auction in June 2012, and, as a result, the Company is no longer subject to the executive compensation and corporate governance standards imposed by TARP.  The Company purchased 12,530 shares of the Company’s 25,054 outstanding shares of  Series A preferred stock from the UST, which was issued to the UST in connection with the Company’s participation in the CPP under TARP in 2008.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the Series A preferred stock retired and the $11,695,001 purchase price of the Series A preferred stock retired was credited to retained earnings effective June 30, 2012.  Remaining Series A preferred shares are redeemable at any time at par.  The Company expects to be able to repurchase the shares from future earnings, however, there are no immediate plans to repurchase these shares.

During the third quarter of 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company's common stock that was issued to the UST on December 23, 2008, as part of the CPP under TARP.  The Company repurchased the Warrant for a total price of $425,000.  The exercise price of the Warrant was $10.52 per common share and was exercisable at anytime on or before December 18, 2018.

Management expects to look for branching opportunities in nearby markets in the future but there are no additional offices planned in 2013.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2012 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 2, 2013 Annual Meeting of Shareholders.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company’s internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in management’s discussion and analysis and the Notes to Consolidated Financial Statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all material derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2012.

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floor designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2011 and 2010, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company’s derivatives did not have any hedge ineffectiveness recognized in earnings during the years ended December 31, 2011 and 2010.

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statement of Earnings for the years ended December 31, 2012 and 2011.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in Accumulated OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2012	2011		2012	2011

Interest rate derivative contracts	$-	$(20)	Interest income	$-	$628

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2012 and 2011.

(Dollars in thousands)
	December 31, 2012
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation

Mortgage-backed securities	$148,024	-	148,024	-
U.S. Government
sponsored enterprises	$18,837	-	18,837	-
State and political subdivisions	$125,658	-	125,658	-
Corporate bonds	$2,586	-	2,586	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,468	1,468	-	-

(Dollars in thousands)
	December 31, 2011
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation

Mortgage-backed securities	$213,693	-	208,349	5,344
U.S. Government
sponsored enterprises	$7,694	-	7,694	-
State and political subdivisions	$97,097	-	97,097	-
Corporate bonds	$543	-	543	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,111	1,111	-	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2012.  Transfers out of Level 3 during the year ended December 31, 2012 are attributable to one available for sale security reported in Level 3 at December 31, 2011 because market pricing was unavailable from the Bank’s third party bond accounting provider at that time.  This security was reported in Level 2 at December 31, 2012, as the market valuation was provided by the Bank’s third party bond accounting provider.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation

Balance, beginning of period	$6,594
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or (out) of Level 3	(5,344)
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The Bank’s December 31, 2012 and 2011 fair value measurements for impaired loans and other real estate on a non-recurring basis are presented below.  The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, all fair value measurements for impaired loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2012

Impaired loans	$46,738	-	-	46,738	(7,986)
Other real estate	$6,254	-	-	6,254	(1,136)

(Dollars in thousands)
	Fair Value Measurements December 31, 2011	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2011

Impaired loans	$49,901	-	431	49,470	(11,864)
Other real estate	$7,576	-	-	6,673	(1,322)

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is non-collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment, with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Accruing impaired loans were $30.6 million at December 31, 2012 and 2011.  Interest income recognized on accruing impaired loans was $1.5 million and $1.7 million for the years ended December 31, 2012 and 2011, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2012 and 2011:

December 31, 2012
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$17,738	11,795	680	12,475	61	12,810
Single-family residential	9,099	766	7,799	8,565	177	7,590
Single-family residential -
Banco de la Gente stated income	21,806	-	21,000	21,000	1,278	21,158
Commercial	5,830	4,569	467	5,036	6	5,433
Multifamily and farmland	193	-	193	193	1	200
Total impaired real estate loans	54,666	17,130	30,139	47,269	1,523	47,191

Commercial loans (not secured by real estate)	983	347	592	939	12	1,125
Consumer loans (not secured by real estate)	68	-	66	66	1	41
Total impaired loans	$55,717	17,477	30,797	48,274	1,536	48,357

December 31, 2011
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$28,721	14,484	6,098	20,582	3,264	17,848
Single-family residential	6,361	969	5,117	6,086	131	6,324
Single-family residential -
Banco de la Gente stated income	20,021	-	19,602	19,602	1,296	18,778
Commercial	7,717	3,845	3,139	6,984	77	4,518
Multifamily and farmland	209	-	209	209	1	214
Total impaired real estate loans	63,029	19,298	34,165	53,463	4,769	47,682

Commercial loans (not secured by real estate)	1,111	-	1,083	1,083	26	1,485
Consumer loans (not secured by real estate)	157	-	152	152	2	140
Total impaired loans	$64,297	19,298	35,400	54,698	4,797	49,307

In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU No. 2013-01 provides additional guidance to clarify the intended scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU No. 2013-01 is effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.  The objective of ASU No. 2013-02 is to improve the reporting of significant reclassifications out of accumulated other comprehensive income.  For public entities, ASU No. 2013-02 is effective for reporting periods beginning after December 15, 2012.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the Consolidated Financial Statements and related Notes presented on pages A-28 through A-64.

Results of Operations

Summary.  The Company reported earnings of $5.8 million in 2012, or $1.04 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $5.2 million, or $0.93 basic and diluted net earnings per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2012 were $4.8 million, or $0.86 basic and diluted net earnings per common share, as compared to $3.8 million, or $0.68 basic and diluted net earnings per common share, for the same period one year ago.  The increase in year-to-date earnings is primarily attributable to a decrease in the provision for loan losses, which was partially offset by aggregate decreases in net interest income and non-interest income and aggregate increases in non-interest expense.

Net earnings for 2011 represented an increase of 180% as compared to 2010 net earnings of $1.8 million, or $0.33 basic and diluted net earnings per common share.  The increase in 2011 net earnings was primarily attributable to aggregate increases in net interest income and non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

The return on average assets in 2012 was 0.56%, compared to 0.48% in 2011 and 0.17% in 2010. The return on average shareholders’ equity was 5.58% in 2012 compared to 5.03% in 2011 and 1.81% in 2010.

Net Interest Income.  Net interest income, the major component of the Company’s net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income for 2012 decreased to $31.5 million compared to $34.3 million in 2011.  This decrease is primarily attributable to a decrease in interest income resulting from decreases in loans and investment securities and a decrease in the yield on earning assets, which were partially offset by a decrease in interest expense due to a reduction in the cost of funds and a reduction in interest-bearing liabilities.  Net interest income increased slightly in 2011 from $33.3 million in 2010.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2012, 2011 and 2010. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt, an effective tax rate of 31.65% for federal tax exempt securities and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2012			December 31, 2011			December 31, 2010
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$648,595	32,758	5.05%	697,527	36,374	5.21%	757,532	40,204	5.31%
Investments - taxable	187,060	2,851	1.52%	173,766	4,688	2.70%	119,841	3,593	3.00%
Investments - nontaxable*	108,363	5,248	4.84%	128,543	5,865	4.56%	109,353	5,096	4.66%
Other	21,977	51	0.23%	15,615	33	0.21%	12,328	63	0.51%

Total interest-earning assets	965,995	40,908	4.23%	1,015,451	46,960	4.62%	999,054	48,956	4.90%

Cash and due from banks	24,760			23,844			46,124
Other assets	55,618			50,829			49,765
Allowance for loan losses	(16,760)			(15,874)			(16,807)

Total assets	$1,029,613			1,074,250			1,078,136

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$351,748	1,180	0.34%	344,860	2,263	0.66%	312,155	3,472	1.11%
Time deposits	282,218	3,205	1.14%	357,094	5,035	1.41%	405,300	6,786	1.67%
FHLB / FRB borrowings	70,350	2,744	3.90%	70,027	2,956	4.22%	71,989	3,285	4.56%
Trust preferred securities	20,619	438	2.12%	20,619	407	1.97%	20,619	411	1.99%
Other	45,611	129	0.28%	43,782	285	0.65%	39,807	394	0.99%

Total interest-bearing liabilities	770,546	7,696	1.00%	836,382	10,946	1.31%	849,870	14,348	1.69%

Demand deposits	153,009			133,596			122,887
Other liabilities	4,746			4,174			3,513
Shareholders' equity	103,805			102,568			101,529

Total liabilities and shareholder's equity	$1,032,106			1,076,720			1,077,799

Net interest spread		$33,212	3.23%		36,014	3.31%		34,608	3.21%

Net yield on interest-earning assets			3.44%			3.55%			3.46%

Taxable equivalent adjustment
Investment securities		$1,663			1,701			1,276

Net interest income		$31,549			34,313			33,332

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $5.3 million in 2012, $39.0 million in 2011 and $50.3 million in 2010.  An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

Changes in interest income and interest expense can result from variances in both volume and rates.  Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated.  The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2012			December 31, 2011
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$(2,512)	(1,104)	(3,616)	(3,157)	(673)	(3,830)

Investments - taxable	281	(2,118)	(1,837)	1,564	(469)	1,095
Investments - nontaxable	(949)	332	(617)	885	(116)	769
Other	15	3	18	12	(42)	(30)
Total interest income	(3,165)	(2,887)	(6,052)	(696)	(1,300)	(1,996)

Interest expense:
NOW, MMDA & savings deposits	34	(1,117)	(1,083)	289	(1,498)	(1,209)
Time deposits	(953)	(877)	(1,830)	(744)	(1,007)	(1,751)
FHLB / FRB Borrowings	13	(225)	(212)	(86)	(243)	(329)
Trust Preferred Securities	-	31	31	-	(4)	(4)
Other	9	(165)	(156)	33	(142)	(109)
Total interest expense	(897)	(2,353)	(3,250)	(508)	(2,894)	(3,402)
Net interest income	$(2,268)	(534)	(2,802)	(188)	1,594	1,406

Net interest income on a tax equivalent basis totaled $31.5 million in 2012 as compared to $34.3 million in 2011.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.23% in 2012, a decrease from the 2011 net interest spread of 3.31%.  The net yield on interest-earning assets in 2012 decreased to 3.44% from the 2011 net yield on interest-earning assets of 3.55%.

Tax equivalent interest income decreased $6.1 million or 13% in 2012 due to decreases in loans and investment securities and a decrease in the yield on earning assets.  The yield on interest-earning assets decreased to 4.23% in 2012 from 4.62% in 2011.  Average interest-earning assets decreased $49.5 million primarily as the result of a $48.9 million decrease in the average outstanding balance of loans.  All other interest-earning assets including federal funds sold were $22.0 million in 2012 and $22.5 million in 2011.

Interest expense decreased $3.3 million or 30% in 2012 primarily due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 1.00% in 2012 from 1.31% in 2011.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $65.8 million decrease in average interest-bearing liabilities in 2012 was primarily attributable to a $74.9 million decrease in certificates of deposit, which was partially offset by a $6.9 million increase in interest-bearing checking and savings accounts.

In 2011 net interest income on a tax equivalent basis increased to $34.3 million from $33.3 million in 2010.  The interest rate spread was 3.31% in 2011, an increase from the 2010 net interest spread of 3.21%.  The net yield on interest-earning assets in 2011 increased to 3.55% from the 2010 net yield on interest-earning assets of 3.46%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Bank’s loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $4.9 million, $12.6 million, and $16.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.  The decrease in the provision for loan losses is primarily attributable to a $4.4 million decrease in net charge-offs during the year ended December 31, 2012 compared to the same period one year ago and a $4.2 million reduction in non-accrual loans from December 31, 2011 to December 31, 2012.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2012 totaled $12.5 million, a decrease of $2.0 million or 14% from non-interest income of $14.5 million for 2011.  This decrease is primarily attributable to $3.2 million decrease in the gains on sale of securities, which was partially offset by a $472,000 increase in mortgage banking income and a $362,000 increase in income from the Company’s appraisal management company subsidiary, for the year ended December 31, 2012, as compared to the year ended December 31, 2011.

Non-interest income for 2011 increased $629,000 or 5% from non-interest income of $13.9 million for 2010. The increase in non-interest income for 2011 is primarily due to an increase in gains on the sale of securities, which was partially offset by a reduction in service charges and fees.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2012.  As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000.  The remaining fair value of the investment at December 31, 2011 was approximately $264,000.  Similarly, as part of its evaluation in 2010, the Company wrote down two equity securities by $291,000.  The remaining fair value of the investments at December 31, 2010 was $409,000.

Net losses on other real estate and repossessed assets were $1.2 million, $1.3 million and $704,000 for 2012, 2011 and 2010, respectively.  The increased level of net losses on other real estate and repossessed assets during 2012 and 2011 were primarily attributable to increased write-downs on foreclosed property during the years ended December 31, 2012 and 2011.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2012 and 2011.

Table 3 presents a summary of non-interest income for the years ended December 31, 2012, 2011 and 2010.

Table 3 - Non-Interest Income

(Dollars in thousands)	2012	2011	2010

Service charges	$4,764	$5,106	$5,626
Other service charges and fees	1,940	2,090	2,195
Other than temporary impairment losses	-	(144)	(291)
Gain on sale of securities	1,218	4,406	3,348
Mortgage banking income	1,229	757	532
Insurance and brokerage commissions	517	471	390
Loss on sale and write-down of other real estate	(1,136)	(1,322)	(704)
Visa debit card income	2,092	1,783	150
Net appraisal management fee income	737	375	326
Miscellaneous	1,176	991	2,312
Total non-interest income	$12,537	$14,513	$13,884

Non-Interest Expense.  Total non-interest expense amounted to $31.8 million for 2012, an increase of 7% from 2011 primarily due to an increase in salaries and employee benefits expense.  Non-interest expense for 2011 increased 2% to $29.6 million from non-interest expense of $28.9 million for 2010.

Salary and employee benefit expense was $16.4 million in 2012, compared to $14.8 million during 2011, an increase of $1.7 million or 11%, following a $642,000 or 5% increase in salary and employee benefit expense in 2011 from 2010.  The increase in salary and employee benefits in 2012 was primarily due to salary increases and bonuses accrued in 2012, along with an increase in commissions on mortgage and real estate appraisal sales.  The increase in salary and employee benefits in 2011 was primarily due to salary increases given in 2011 along with an increase in commissions on mortgage, real estate and investment sales.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2012, 2011 and 2010.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2012	2011	2010

Salaries and wages	$12,762	$12,003	$11,408
Employee benefits	3,664	2,763	2,716
Total personnel expense	16,426	14,766	14,124
Occupancy expense	5,236	5,339	5,436
Office supplies	369	403	391
FDIC deposit insurance	894	1,061	1,434
Visa debit card expense	729	658	606
Professional services	560	428	467
Postage	284	326	352
Telephone	554	605	629
Director fees and expense	266	223	263
Advertising	695	660	714
Consulting fees	499	316	288
Taxes and licenses	325	289	320
Foreclosure/OREO expense	677	904	569
Internet banking expense	593	509	445
Other operating expense	3,675	3,085	2,910
Total non-interest expense	$31,782	$29,572	$28,948

Income Taxes.  The Company reported income tax expense of $1.6 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively.  The Company reported an income tax benefit of $11,000 for the year ended December 31, 2010.  The Company’s effective tax rates were 21.50%, 22.09% and -0.60% in 2012, 2011 and 2010, respectively.  The 2012, 2011 and 2010 effective tax rates are lower than historical levels due to increases in tax exempt investment income, which had a greater impact on the effective tax rate at the reduced level of earnings before income taxes as experienced in 2012, 2011 and 2010.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2012, such unfunded commitments to extend credit were $133.9 million, while commitments in the form of standby letters of credit totaled $3.3 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2012, the Company’s core deposits totaled $646.4 million, or 83% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and Federal Home Loan Bank (“FHLB”) borrowings.  The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company’s ratio of wholesale funding to total assets was 9% as of December 31, 2012.

At December 31, 2012, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $21.4 million, which have an average original term of 10 months.  Brokered deposits include certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $20.1 million as of December 31, 2012.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $70.0 million at December 31, 2012.  At December 31, 2012, the carrying value of loans pledged as collateral totaled approximately $138.7 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2012, the market value of securities pledged to the FHLB totaled $17.8 million.  The remaining availability under the line of credit with the FHLB was $20.4 million at December 31, 2012.  The Bank had no borrowings from the FRB at December 31, 2012.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2012, the carrying value of loans pledged as collateral to the FRB totaled approximately $313.7 million.

The Bank also had the ability to borrow up to $47.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2012.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 35.14% at December 31, 2012, 32.19% at December 31, 2011 and 25.87% at December 31, 2010.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $19.0 million during 2012.  Net cash provided in investing activities of $64.8 million consisted primarily of purchases of available for sale investments totaling $88.3 million, which were offset by maturities, calls and sales of available for sale investments, which totaled $110.3 million.  Net cash used by financing activities amounted to $64.2 million, primarily due to a $45.6 million net decrease in deposits and a $12.1 million decrease in preferred stock.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2012.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$305,809	3,390	17,251	326,450	293,524	619,974
Mortgage loans held for sale	6,922	-	-	6,922	-	6,922
Investment securities available for sale	-	14,090	34,130	48,220	249,603	297,823
Interest-bearing deposit accounts	16,226	-	-	16,226	-	16,226
Other interest-earning assets	-	-	-	-	6,218	6,218
Total interest-earning assets	328,957	17,480	51,381	397,818	549,345	947,163

Interest-bearing liabilities:
NOW, savings, and money market deposits	371,719	-	-	371,719	-	371,719
Time deposits	30,334	39,302	88,071	157,707	90,516	248,223
FHLB borrowings	-	-	-	-	70,000	70,000
Securities sold under
agreement to repurchase	34,578	-	-	34,578	-	34,578
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	436,631	59,921	88,071	584,623	160,516	745,139

Interest-sensitive gap	$(107,674)	(42,441)	(36,690)	(186,805)	388,829	202,024

Cumulative interest-sensitive gap	$(107,674)	(150,115)	(186,805)	(186,805)	202,024

Interest-earning assets as a percentage of interest-bearing liabilities	75.34%	29.17%	58.34%	68.05%	342.24%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank.  The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available-for-sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  Rate sensitive assets at December 31, 2012 totaled $947.2 million, exceeding rate sensitive liabilities of $745.1 million by $202.1 million.

Included in the rate sensitive assets are $324.8 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2012, the Bank had $245.5 million in loans with interest rate floors.  The floors were in effect on $242.8 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.11% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2012.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  The composition of the investment securities portfolio reflects the Company’s investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income.  The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2012, the market value of AFS securities totaled $297.8 million, compared to $321.4 million and $272.4 million at December 31, 2011 and 2010, respectively.  The decrease in 2012 AFS securities reflects maturities, calls and sales of available for sale investments exceeding purchases of available for sale investments during 2012.  Table 6 presents the market value of the AFS securities held at December 31, 2012, 2011 and 2010.

Table 6 - Summary of Investment Portfolio

(Dollars in thousands)	2012	2011	2010

U. S. Government sponsored enterprises	$18,837	$7,694	$42,640
State and political subdivisions	125,658	97,097	87,829
Mortgage-backed securities	148,024	213,693	139,361
Corporate bonds	2,586	543	-
Trust preferred securities	1,250	1,250	1,250
Equity securities	1,468	1,111	1,369
Total securities	$297,823	$321,388	$272,449

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government enterprise sponsored mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $289.0 million in 2012, $295.4 million in 2011 and $219.8 million in 2010.  Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2012.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt, an effective tax rate of 31.65% for federal tax exempt securities and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$442	2.57%	3,136	3.35%	2,774	2.57%	12,485	2.57%	18,837	2.86%
State and political subdivisions	3,721	3.40%	10,635	3.24%	100,883	3.31%	10,419	3.88%	125,658	3.41%
Mortgage-backed securities	44,080	2.12%	71,144	2.25%	15,514	2.55%	17,286	2.42%	148,024	2.23%
Corporate bonds	-	-	997	1.64%	1,589	3.40%	-	-	2,586	2.32%
Trust preferred securities	-	-	-	-	1,000	4.54%	250	5.38%	1,250	5.05%
Equity securities	-	-	-	-	-	-	1,468	0.00%	1,468	0.00%
Total securities	$48,243	2.29%	85,912	2.50%	121,760	2.87%	41,908	2.95%	297,823	2.64%

Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2012, the Bank had $108.4 million in residential mortgage loans, $86.9 million in home equity loans and $261.5 million in commercial mortgage loans, which include $209.6 million using commercial property as collateral and $51.9 million using residential property as collateral.   Residential mortgage loans include $56.0 million made to customers in the Bank’s traditional banking offices and $52.4 million in mortgage loans originated in the Bank’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2012, the Bank had $73.2 million in construction and land development loans.  Table 8 presents a breakout of these loans.

Table 8 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance

Land acquisition and development - commercial purposes	68	$15,874	$1,671
Land acquisition and development - residential purposes	308	48,872	6,825
1 to 4 family residential construction	24	3,864	757
Commercial construction	5	4,566	-
Total acquisition, development and construction	405	$73,176	$9,253

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that  prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank’s five county service area, with no geographic concentration.  At December 31, 2012, there were 29 mortgage loans originated in the traditional banking offices with an outstanding balance of $3.0 million that were 30 days or more past due and 14 loans with an outstanding balance of $1.1 million in non-accrual.

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2012, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprimeloans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2012, there were 153 loans with an outstanding balance of

$14.7 million 30 days or more past due and 24 loans with an outstanding balance of $2.2 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.3 million through December 31, 2012.

The composition of the Bank’s loan portfolio is presented in Table 9.

Table 9 - Loan Portfolio

	2012		2011		2010		2009		2008
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$73,176	11.80%	93,812	13.99%	124,048	17.08%	169,680	21.81%	216,188	27.67%
Single-family residential	195,003	31.45%	212,993	31.77%	232,294	31.99%	226,651	29.13%	198,779	25.45%
Single-family residential- Banco de la
Gente stated income	52,019	8.39%	54,058	8.06%	55,013	7.58%	55,035	7.07%	57,907	7.41%
Commercial	200,633	32.36%	214,415	31.98%	213,487	29.40%	224,975	28.92%	211,835	27.12%
Multifamily and farmland	8,951	1.44%	4,793	0.71%	6,456	0.89%	6,302	0.81%	6,232	0.80%
Total real estate loans	529,782	85.45%	580,071	86.51%	631,298	86.94%	682,643	87.74%	690,941	88.45%

Commercial loans (not secured by real estate)	64,295	10.38%	60,646	9.05%	60,994	8.40%	67,487	8.67%	76,842	9.82%
Farm loans (not secured by real estate)	11	0.00%	-	0.00%	-	0.00%	-	0.00%	81	0.01%
Consumer loans (not secured by real estate)	10,148	1.64%	10,490	1.56%	11,500	1.58%	12,943	1.66%	12,088	1.55%
All other loans (not secured by real estate)	15,738	2.54%	19,290	2.88%	22,368	3.08%	14,983	1.93%	1,236	0.16%
Total loans	619,974	100.00%	670,497	100.00%	726,160	100.00%	778,056	100.00%	781,188	100.00%

Less: Allowance for loan losses	14,423		16,604		15,493		15,413		11,025

Net loans	$605,551		653,893		710,667		762,643		770,163

As of December 31, 2012, gross loans outstanding were $620.0 million, a decrease of $50.5 million from the December 31, 2011 balance of $670.5 million.  This decrease was primarily due to a $50.3 million reduction in real estate loans.  Loans originated or renewed during the year ended December 31, 2012 were $86.2 million and were offset by paydowns, payoffs and charge-offs of existing loans.  Average loans represented 67% and 69% of total earning assets for the years ended December 31, 2012 and 2011, respectively.  The Bank had $6.9 million and $5.1 million in mortgage loans held for sale as of December 31, 2012 and 2011, respectively.

At December 31, 2012, TDR loans amounted to $23.9 million, including $2.0 million in performing TDR loans. Effective March 31, 2012, performing TDR balances reflect current year TDR loans only, in accordance with GAAP.  Previously reported TDR amounts reflect cumulative TDR loans from prior periods in addition to current year TDR loans.  At December 31, 2011, TDR loans were $44.1 million, including $15.1 million in performing TDR loans.   The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.

Table 10 identifies the maturities of all loans as of December 31, 2012 and addresses the sensitivity of these loans to changes in interest rates.

Table 10 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$58,954	9,185	5,037	73,176
Single-family residential	101,249	55,091	38,663	195,003
Single-family residential- Banco de la Gente
stated income	20,583	-	31,436	52,019
Commercial	116,000	63,221	21,412	200,633
Multifamily and farmland	4,094	4,491	366	8,951
Total real estate loans	300,880	131,988	96,914	529,782

Commercial loans (not secured by real estate)	51,110	9,364	3,821	64,295
Farm loans (not secured by real estate)	-	11	-	11
Consumer loans (not secured by real estate)	4,690	5,242	216	10,148
All other loans (not secured by real estate)	11,017	2,976	1,745	15,738
Total loans	$367,697	149,581	102,696	619,974

Total fixed rate loans	$41,247	129,137	102,696	273,080
Total floating rate loans	326,450	20,444	-	346,894

Total loans	$367,697	149,581	102,696	619,974

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2012, outstanding loan commitments totaled $133.9 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of nine risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, loans in process of litigation or liquidation and loans that have been reviewed by regulatory examiners within six months prior to the independent third party review.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two or three years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2012 as compared to the year ended December 31, 2011.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank’s loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.

Net charge-offs for 2012 were $7.1 million.  The ratio of net charge-offs to average total loans was 1.10% in 2012, 1.65% in 2011 and 2.16% in 2010.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2010, 2011 and 2012 as compared to historical periods prior to 2009.  Management expects the ratio of net charge-offs to average total loans to remain at a level above historical norms in 2013 due to current economic conditions and the decrease in real estate values after four years of declining new home sales.   The allowance for loan losses was $14.4 million or 2.33% of total loans outstanding at December 31, 2012.  For December 31, 2011 and 2010, the allowance for loan losses amounted to $16.6 million or 2.48% of total loans outstanding and $15.5 million, or 2.13% of total loans outstanding, respectively.

Table 11 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2012 and 2011.

Table 11 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2012	2011

Risk Grade 1 (Excellent Quality)	2.93%	3.12%
Risk Grade 2 (High Quality)	16.94%	16.58%
Risk Grade 3 (Good Quality)	47.74%	49.30%
Risk Grade 4 (Management Attention)	20.70%	19.65%
Risk Grade 5 (Watch)	5.07%	4.76%
Risk Grade 6 (Substandard)	6.26%	6.21%
Risk Grade 7 (Low Substandard)	0.00%	0.00%
Risk Grade 8 (Doubtful)	0.00%	0.00%
Risk Grade 9 (Loss)	0.00%	0.00%

Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 12 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2012	2011	2010	2009	2008

Allowance for loan losses at beginning	$16,604	$15,493	15,413	11,025	9,103

Loans charged off:
Commercial	555	314	1,730	697	249
Real estate - mortgage	2,491	4,196	4,194	3,384	1,506
Real estate - construction	4,728	7,164	10,224	1,754	644
Consumer	557	586	763	835	748
Total loans charged off	8,331	12,260	16,911	6,670	3,147

Recoveries of losses previously charged off:
Commercial	104	121	62	111	87
Real estate - mortgage	446	225	162	161	8
Real estate - construction	528	241	89	36	30
Consumer	148	152	240	215	150
Total recoveries	1,226	739	553	523	275
Net loans charged off	7,105	11,521	16,358	6,147	2,872

Provision for loan losses	4,924	12,632	16,438	10,535	4,794

Allowance for loan losses at end of year	$14,423	$16,604	15,493	15,413	11,025

Loans charged off net of recoveries, as
a percent of average loans outstanding	1.10%	1.65%	2.16%	0.79%	0.38%

Allowance for loan losses as a percent
of total loans outstanding at end of year	2.33%	2.48%	2.13%	1.98%	1.41%

Non-performing Assets.  Non-performing assets totaled $26.3 million at December 31, 2012 or 2.60% of total assets, compared to $32.1 million at December 31, 2011, or 3.01% of total assets.  Non-accrual loans were $17.6 million at December 31, 2012 and $21.8 million at December 31, 2011.  As a percentage of total loans outstanding, non-accrual loans were 2.84% at December 31, 2012 compared to 3.25% at December 31, 2011.  Non-performing loans include $9.2 million in construction and land development loans, $10.4 million in commercial and residential mortgage loans and

$416,000 in other loans at December 31, 2012, as compared to $13.2 million in construction and land development loans, $10.7 million in commercial and residential mortgage loans and $555,000 in other loans as of December 31, 2011.  The Bank had loans 90 days past due and still accruing totaling $2.4 million and $2.7 million as of December 31, 2012 and December 31, 2011, respectively.  Other real estate owned totaled $6.3 million as of December 31, 2012 as compared to $7.6 million at December 31, 2011. The Bank had repossessed assets amounting to $10,000 as of December 31, 2012 and no repossessed assets as of December 31, 2011.

At December 31, 2012, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $20.0 million or 3.23% of total loans.  Non-performing loans at December 31, 2011 were $24.5 million, or 3.65% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates little growth in the housing market, which combined with the current economic conditions could result in non-performing loans remaining at a level above historical norms in 2013.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 13.

Table 13 - Non-performing Assets

(Dollars in thousands)	2012	2011	2010	2009	2008

Non-accrual loans	$17,630	21,785	40,062	22,789	11,815
Loans 90 days or more past due and still accruing	2,403	2,709	210	1,977	514
Total non-performing loans	20,033	24,494	40,272	24,766	12,329
All other real estate owned	6,254	7,576	6,673	3,997	1,867
Repossessed assets	10	-	-	-	-
Total non-performing assets	$26,297	32,070	46,945	28,763	14,196

As a percent of total loans at year end
Non-accrual loans	2.84%	3.25%	5.52%	2.93%	1.51%
Loans 90 days or more past due and still accruing	0.39%	0.40%	0.03%	0.25%	0.07%
Total non-performing assets	4.24%	4.78%	6.46%	3.70%	1.82%

Total non-performing assets
as a percent of total assets at year end	2.60%	3.01%	4.40%	2.74%	1.47%

Total non-performing loans
as a percent of total loans at year-end	3.23%	3.65%	5.55%	3.18%	1.58%

Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2012, total deposits were $781.5 million, compared to $827.1 million at December 31, 2011.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, amounted to $646.4 million at December 31, 2012, compared to $633.0 million at December 31, 2011.

Time deposits in amounts of $100,000 or more totaled $134.7 million and $193.0 million at December 31, 2012 and 2011, respectively.  At December 31, 2012, brokered deposits amounted to $21.4 million as compared to $47.0 million at December 31, 2011.  CDARS balances included in brokered deposits amounted to $20.1 million and $28.6 million as of December 31, 2012 and 2011, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2012 have a weighted average rate of 0.29% with a weighted average original term of ten months.

Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2012.

Table 14 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2012

Three months or less	$39,434
Over three months through six months	15,310
Over six months through twelve months	29,932
Over twelve months	50,057
Total	$134,733

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2012 and 2011, FHLB borrowings totaled $70.0 million. Average FHLB borrowings for 2012 and 2011 were $70.0 million. The maximum amount of outstanding FHLB borrowings was $82.5 million in 2012 and $75.0 million in 2011. The FHLB borrowings outstanding at December 31, 2012 had interest rates ranging from 2.23% to 4.45%.  At December 31, 2012, all of the Bank’s FHLB borrowings had maturities exceeding one year. Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2012 and 2011.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2012, the carrying value of loans pledged as collateral totaled approximately $313.7 million.

Securities sold under agreements to repurchase amounted to $34.6 million and $39.6 million as of December 31, 2012 and 2011, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the Consolidated Financial Statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, which became effective on June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2012 are summarized in Table 15 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 15 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total

Contractual Cash Obligations
Long-term borrowings	$-	10,000	25,000	35,000	70,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	542	998	910	1,667	4,117
Total	$542	10,998	25,910	57,286	94,736

Other Commitments
Commitments to extend credit	$42,875	6,432	8,877	75,735	133,919
Standby letters of credit
and financial guarantees written	3,297	-	-	-	3,297
Total	$46,172	6,432	8,877	75,735	137,216

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-15 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2012 was $97.7 million compared to $103.0 million at December 31, 2011.  This decrease was primarily attributable to the Company’s repurchase and retirement of a portion of its preferred shares.  The Company purchased 12,530 shares of the Company’s 25,054 outstanding shares of Series A preferred stock from the UST, which was issued to the UST in connection with the Company’s participation in the CPP under TARP in 2008.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the Series A preferred stock retired and the $11,695,001 purchase price of the Series A preferred stock retired was credited to retained earnings effective June 30, 2012.  Remaining Series A preferred shares are redeemable at any time at par.  The Company expects to be able to repurchase the shares from future earnings, however, there are no immediate plans to repurchase these shares.

During the third quarter of 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company's common stock that was issued to the UST on December 23, 2008 as part of the CPP under TARP.  The Company repurchased the Warrant for a total price of $425,000.

Common stock at December 31, 2012 was $48.1 million compared to $48.3 million at December 31, 2011.  This decrease is due to the Company’s repurchase of the Warrant associated with the preferred stock that was issued to the UST, which was partially offset by stock options exercised during 2012.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 10.08%, 9.55% and 9.42% for 2012, 2011 and 2010.   The return on average shareholders’ equity was 5.58% at December 31, 2012 as compared to 5.03% and 1.81% as of December 31, 2011 and December 31, 2010, respectively.  Total cash dividends paid on common stock amounted to $1.0 million, $443,000 and $447,000 during 2012, 2011 and 2010, respectively.  The Company paid dividends totaling $1.0 million, $1.3 million and $1.3 million on preferred stock during 2012, 2011 and 2010, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2012, 2011 and 2010 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 16.04%, 16.10% and 14.24% at December 31, 2012, 2011 and 2010, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 17.34%, 17.38% and 15.51% at December 31, 2012, 2011 and 2010, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 11.12%, 11.06% and 10.70% at December 31, 2012, 2011 and 2010, respectively.

The Bank’s Tier 1 risk-based capital ratio was 15.54%, 13.76% and 11.87% at December 31, 2012, 2011 and 2010, respectively.  The total risk-based capital ratio for the Bank was 16.84%, 15.04% and 13.15% at December 31, 2012, 2011 and 2010, respectively.   The Bank’s Tier 1 leverage capital ratio was 10.76%, 9.44% and 8.91% at December 31, 2012, 2011 and 2010, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2012, 2011 and 2010.

The Company’s key equity ratios as of December 31, 2012, 2011 and 2010 are presented in Table 16.

Table 16 - Equity Ratios

	2012	2011	2010

Return on average assets	0.56%	0.48%	0.17%
Return on average equity	5.58%	5.03%	1.81%
Dividend payout ratio *	20.96%	11.78%	100.11%
Average equity to average assets	10.08%	9.55%	9.42%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2012 and 2011 are presented in Table 17.

Table 17 - Quarterly Financial Data

	2012				2011
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$10,362	9,835	9,655	9,393	$11,558	11,422	11,291	10,988
Total interest expense	2,218	1,987	1,842	1,649	3,044	2,809	2,673	2,420
Net interest income	8,144	7,848	7,813	7,744	8,514	8,613	8,618	8,568

Provision for loan losses	2,049	1,603	761	511	2,950	3,368	3,378	2,936
Other income	3,380	3,593	2,886	2,678	3,602	2,736	3,722	4,453
Other expense	7,271	7,843	8,156	8,512	7,400	7,408	7,164	7,600
Income before income taxes	2,204	1,995	1,782	1,399	1,766	573	1,798	2,485

Income taxes	545	486	369	187	405	(56)	406	708
Net earnings	1,659	1,509	1,413	1,212	1,361	629	1,392	1,777

Dividends and accretion of preferred stock	348	348	157	157	348	348	348	349
Net earnings available
to common shareholders	$1,311	1,161	1,256	1,055	$1,013	281	1,044	1,428

Basic and diluted
earnings per common share	$0.24	0.21	0.23	0.18	$0.18	0.05	0.19	0.26

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2012, 2011 and 2010, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 18 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2012. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2012.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 18 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2013	2014	2015	2016 & 2017	Thereafter	Total	Fair Value

Fixed rate	$53,603	46,611	34,379	53,710	91,699	280,002	274,447
Average interest rate	5.40%	5.57%	5.89%	5.27%	5.81%
Variable rate	$90,305	60,744	41,926	47,497	106,422	346,894	346,894
Average interest rate	4.78%	4.72%	4.85%	4.73%	4.46%
						626,896	621,341
Investment Securities	.
Interest bearing cash	$16,226	-	-	-	-	16,226	16,226
Average interest rate	0.23%	-	-	-	-
Securities available for sale	$38,195	21,612	15,706	23,521	198,789	297,823	297,823
Average interest rate	3.93%	4.89%	4.89%	4.73%	4.82%
Nonmarketable equity securities	$-	-	-	-	5,599	5,599	5,599
Average interest rate	-	-	-	-	1.61%

Debt Obligations
Deposits	$157,879	33,639	36,066	20,871	533,070	781,525	780,662
Average interest rate	0.65%	1.10%	1.15%	1.27%	0.29%
Advances from FHLB	$-	5,000	5,000	25,000	35,000	70,000	76,375
Average interest rate	-	-	3.71%	4.21%	3.72%
Securities sold under agreement to repurchase	$34,578					34,578	34,578
Average interest rate	0.24%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.92%

Table 19 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1%, 2% and 3% as compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 19 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change

+3%	$32,967	4.44%
+2%	$32,292	2.30%
+1%	$31,701	0.43%
0%	$31,566	0.00%
-1%	$31,036	-1.68%
-2%	$30,247	-4.18%
-3%	$29,640	-6.10%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change

+3%	$104,438	14.37%
+2%	$105,504	15.54%
+1%	$101,969	11.67%
0%	$91,312	0.00%
-1%	$79,237	-13.22%
-2%	$73,426	-19.59%
-3%	$75,453	-17.37%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2012, 2011 and 2010

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-29

Financial Statements

Consolidated Balance Sheets at December 31, 2012 and 2011	A-30

Consolidated Statements of Earnings for the years ended December 31, 2012, 2011 and 2010	A-31

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	A-32

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2012, 2011 and 2010	A-33

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	A-34 - A-35

Notes to Consolidated Financial Statements	A-36 - A-64

Porter Keadle Moore

CPAs | Advisors | www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 22, 2013

235 Peachtree Street NE | Suite 1800 | Atlanta, Georgia 30303 | Phone 404.588.4200 | Fax 404.588.4222

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2012 and 2011

(Dollars in thousands)

Assets	2012	2011

Cash and due from banks, including reserve requirements	$32,617	22,532
of $9,625 and $8,492
Interest-bearing deposits	16,226	6,704
Cash and cash equivalents	48,843	29,236

Investment securities available for sale	297,823	321,388
Other investments	5,599	5,712
Total securities	303,422	327,100

Mortgage loans held for sale	6,922	5,146

Loans	619,974	670,497
Less allowance for loan losses	(14,423)	(16,604)
Net loans	605,551	653,893

Premises and equipment, net	15,874	16,896
Cash surrender value of life insurance	13,273	12,835
Other real estate	6,254	7,576
Accrued interest receivable and other assets	13,377	14,381
Total assets	$1,013,516	1,067,063

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$161,582	136,878
NOW, MMDA & savings	371,719	366,133
Time, $100,000 or more	134,733	193,045
Other time	113,491	131,055
Total deposits	781,525	827,111

Securities sold under agreements to repurchase	34,578	39,600
FHLB borrowings	70,000	70,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	9,047	6,706
Total liabilities	915,769	964,036

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
12,524 shares in 2012 and 25,054 shares in 2011	12,524	24,758
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,613,495 shares in 2012 and 5,544,160 shares in 2011	48,133	48,298
Retained earnings	31,478	26,895
Accumulated other comprehensive income	5,612	3,076
Total shareholders' equity	97,747	103,027

Total liabilities and shareholders' equity	$1,013,516	1,067,063

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share amounts)

	2012	2011	2010

Interest income:
Interest and fees on loans	$32,758	36,374	40,204
Interest on due from banks	51	33	63
Interest on investment securities:
U.S. Government sponsored enterprises	2,746	5,414	5,035
States and political subdivisions	3,403	3,180	2,173
Other	287	258	205
Total interest income	39,245	45,259	47,680

Interest expense:
NOW, MMDA & savings deposits	1,180	2,263	3,472
Time deposits	3,205	5,035	6,786
FHLB borrowings	2,744	2,956	3,285
Junior subordinated debentures	438	407	411
Other	129	285	394
Total interest expense	7,696	10,946	14,348

Net interest income	31,549	34,313	33,332

Provision for loan losses	4,924	12,632	16,438

Net interest income after provision for loan losses	26,625	21,681	16,894

Non-interest income:
Service charges	4,764	5,106	5,626
Other service charges and fees	1,940	2,090	2,195
Other than temporary impairment losses	-	(144)	(291)
Gain on sale of securities	1,218	4,406	3,348
Mortgage banking income	1,229	757	532
Insurance and brokerage commissions	517	471	390
Loss on sale and write-down of other real estate	(1,136)	(1,322)	(704)
Miscellaneous	4,005	3,149	2,788
Total non-interest income	12,537	14,513	13,884

Non-interest expense:
Salaries and employee benefits	16,426	14,766	14,124
Occupancy	5,236	5,339	5,436
Other	10,120	9,467	9,388
Total non-interest expense	31,782	29,572	28,948

Earnings before income taxes	7,380	6,622	1,830

Income tax expense (benefit)	1,587	1,463	(11)

Net earnings	5,793	5,159	1,841

Dividends and accretion of preferred stock	1,010	1,393	1,394

Net earnings available to common shareholders	$4,783	3,766	447

Basic and diluted net earnings per common share	$0.86	0.68	0.08
Cash dividends declared per common share	$0.18	0.08	0.08

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	2012	2011	2010

Net earnings	$5,793	5,159	1,841

Other comprehensive income (loss):

Unrealized holding gains on securities available for sale	5,371	9,316	46

Reclassification adjustment for other than temporary impairment losses included in net earnings	-	144	291

Reclassification adjustment for gains on securities available for sale included in net earnings	(1,218)	(4,406)	(3,348)

Unrealized holding losses on derivative financial instruments qualifying as cash flow hedges	-	(648)	(1,114)

Total other comprehensive income (loss),
before income taxes	4,153	4,406	(4,125)

Income tax expense (benefit) related to other comprehensive income (loss):

Unrealized holding gains on securities available for sale	2,091	3,629	18

Reclassification adjustment for gains on securities available for sale included in net earnings	(474)	(1,660)	(1,191)

Unrealized holding losses on derivative financial instruments qualifying as cash flow hedges	-	(252)	(434)

Total income tax expense (benefit) related to other comprehensive income (loss)	1,617	1,717	(1,607)

Total other comprehensive income (loss), net of tax	2,536	2,689	(2,518)

Total comprehensive income (loss)	$8,329	7,848	(677)

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total

Balance, December 31, 2009	25,054	5,539,056	$24,476	48,269	23,573	2,905	99,223

Accretion of Series A
preferred stock	-	-	141	-	(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-	-	(447)	-	(447)
Restricted stock payout	-	2,357	-	12	-	-	12
Net earnings	-	-	-	-	1,841	-	1,841
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,518)	(2,518)
Balance, December 31, 2010	25,054	5,541,413	$24,617	48,281	23,573	387	96,858

Accretion of Series A
preferred stock	-	-	141	-	(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-	-	(443)	-	(443)
Restricted stock payout	-	2,747	-	17	-	-	17
Net earnings	-	-	-	-	5,159	-	5,159
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,689	2,689
Balance, December 31, 2011	25,054	5,544,160	$24,758	48,298	26,895	3,076	103,027

Accretion of Series A
preferred stock	-	-	70	-	(70)	-	-
Preferred stock and
warrant repurchase	(12,530)	-	(12,304)	(704)	886	-	(12,122)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,023)	-	(1,023)
Cash dividends declared on
common stock	-	-	-	-	(1,003)	-	(1,003)
Stock options exercised	-	69,335	-	539	-	-	539
Net earnings	-	-	-	-	5,793	-	5,793
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,536	2,536
Balance, December 31, 2012	12,524	5,613,495	$12,524	48,133	31,478	5,612	97,747

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	2012	2011	2010

Cash flows from operating activities:
Net earnings	$5,793	5,159	1,841
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	8,876	6,226	4,971
Provision for loan losses	4,924	12,632	16,438
Deferred income taxes	(213)	(678)	(523)
Gain on sale of investment securities	(1,218)	(4,406)	(3,348)
Write-down of investment securities	-	144	291
Loss/(Gain) on sale of other real estate	98	272	(191)
Write-down of other real estate	1,038	1,050	895
Restricted stock expense	-	7	10
Change in:
Mortgage loans held for sale	(1,776)	(1,332)	(974)
Cash surrender value of life insurance	(438)	(296)	(257)
Other assets	(399)	2,644	(2,316)
Other liabilities	2,342	930	961

Net cash provided by operating activities	19,027	22,352	17,798

Cash flows from investing activities:
Net change in certificates of deposit	-	735	2,610
Purchases of investment securities available for sale	(88,304)	(208,863)	(232,915)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	63,225	54,041	86,935
Proceeds from sales of investment securities available for sale	47,076	110,978	65,774
Purchases of other investments	(493)	(215)	-
Proceeds from sale of other investments	606	290	585
Net change in loans	38,170	38,561	28,703
Purchases of premises and equipment	(917)	(1,601)	(1,441)
Purchases of bank owned life insurance	-	(5,000)	-
Proceeds from sale of other real estate and repossessions	5,434	3,355	5,725

Net cash provided (used) by investing activities	64,797	(7,719)	(44,024)

Cash flows from financing activities:
Net change in deposits	(45,586)	(11,601)	29,369
Net change in demand notes payable to U.S. Treasury	-	(1,600)	964
Net change in securities sold under agreement to repurchase	(5,022)	5,506	(2,782)
Proceeds from FHLB borrowings	25,400	40,000	-
Repayments of FHLB borrowings	(25,400)	(40,000)	(7,000)
Proceeds from FRB borrowings	2	1	-
Repayments of FRB borrowings	(2)	(1)	-
Preferred stock and warrant repurchase	(12,122)	-	-
Restricted stock payout	-	17	12
Stock options exercised	539	-	-
Cash dividends paid on Series A preferred stock	(1,023)	(1,253)	(1,253)
Cash dividends paid on common stock	(1,003)	(443)	(447)

Net cash (used) provided by financing activities	(64,217)	(9,374)	18,863

Net change in cash and cash equivalent	19,607	5,259	(7,363)

Cash and cash equivalents at beginning of period	29,236	23,977	31,340

Cash and cash equivalents at end of period	$48,843	29,236	23,977

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	2012	2011	2010

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7,838	10,900	14,419
Income taxes	$2,013	283	1,700

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$2,536	(3,087)	1,838
Change in unrealized gain on derivative financial
instruments, net	$-	398	680
Transfer of loans to other real estate and repossessions	$6,323	10,787	9,105
Financed portion of sale of other real estate	$1,076	5,208	2,270
Accretion of Series A preferred stock	$70	141	141
Discount on preferred stock	$835	-	-

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the “Bank”).

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

Peoples Investment Services, Inc. is a wholly-owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. (“REAS”) is a wholly-owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly-owned subsidiary of Bancorp and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where the property is located.

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly-owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly-owned subsidiaries, Peoples Investment Services, Inc. and REAS (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Cash and Cash Equivalents
Cash, due from banks and interest-bearing deposits are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2012 and 2011, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield.  Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value. The cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.  Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings.

Allowance for Loan Losses
The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

●	the Bank’s loan loss experience;
●	the amount of past due and non-performing loans;
●	specific known risks;
●	the status and amount of other past due and non-performing assets;
●	underlying estimated values of collateral securing loans;
●	current and anticipated economic conditions; and
●	other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves. After a loan has been identified as impaired, management measures impairment. When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral or the present value of projected cash flows for non-collateral dependent loans. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the greater of the last two or three years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2012 as compared to the year ended December 31, 2011.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank’s loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Also, an independent loan review process further assists with evaluating credit quality and assessing potential performance issues.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank’s origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $3.1 million, $4.0 million and $5.3 million at December 31, 2012, 2011 and 2010, respectively.

The Bank originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years

Other Real Estate
Foreclosed assets include all assets received in full or partial satisfaction of a loan.  Foreclosed assets are reported at fair value less estimated selling costs.  Any write-downs at the time of foreclosure are charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value declines below carrying value.  Costs relating to the development and improvement of the property are capitalized.  Revenues and expenses from operations are included in other expenses.  Changes in the valuation allowance are included in loss on sale and write-down of other real estate.  The balance of other real estate owned was $6.3 million and $7.6 million at December 31, 2012 and 2011, respectively.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not to occur. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of a deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures.

Derivative Financial Instruments and Hedging Activities
In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All material derivative financial instruments are recorded at fair value in the financial statements.  The fair value of derivative contracts related to the origination of fixed rate mortgage loans and the commitments to sell these loans to a third party is immaterial and has no effect on the recorded amounts in the financial statements.

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
Advertising costs are expensed as incurred.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “1999 Plan”) whereby certain stock-based rights, such as stock options, restricted stock units, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  The 1999 Plan expired on May 13, 2009.

Under the 1999 Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vest over a three-year period.

 All options expire ten years after the date of grant.  A summary of the stock option activity in the 1999 Plan is presented below:

Stock Option Activity
For the Years Ended December 31, 2012, 2011 and 2010

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)

Outstanding, December 31, 2009	169,462	$8.17

Granted during the period	-	$-
Expired during the period	(19,391)	$6.99
Exercised during the period	-	$-

Outstanding, December 31, 2010	150,071	$8.32

Granted during the period	-	$-
Expired during the period	(71,054)	$8.71
Exercised during the period	-	$-

Outstanding, December 31, 2011	79,017	$7.97

Granted during the period	-	$-
Expired during the period	-	$-
Forfeited during the period	(6,052)	$8.89
Exercised during the period	(69,335)	$7.77

Outstanding, December 31, 2012	3,630	$10.31	1.35

Exercisable, December 31, 2012	3,630	$10.31	1.35

Options outstanding at December 31, 2012 are exercisable at $10.31.  As of December 31, 2012, the exercise price on options outstanding is more than the current market value; therefore, options outstanding as of December 31, 2012 have no intrinsic value.  Such options have a weighted average remaining contractual life of approximately one year.  No options were granted during the years ended December 31, 2012, 2011 and 2010. 69,335 options were exercised during the year ended December 31, 2012.  No options were exercised during the years ended December 31,  2011 and 2010.

The Company granted 3,000 restricted stock units in 2007 under the 1999 Plan at a grant date fair value of $17.40 per share. The Company granted 1,750 restricted stock units under the 1999 Plan at a grant date fair value of $12.80 per share during the third quarter of 2008 and 2,000 restricted stock units under the 1999 Plan at a fair value of $11.37 per share during the fourth quarter of 2008. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (three years from the grant date for the grants to date under the 1999 Plan).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2012, there was no unrecognized compensation cost related to the 2007 and 2008 restricted stock unit grants.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by its shareholders’ on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 330,486 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.

The Company granted 29,514 restricted stock units under the 2009 Plan  at a grant date fair value of $7.90 per share during the first quarter of 2012.  5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury (“UST”) in conjunction with the Company’s participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) in 2008.  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the grants to date under the 2009 Plan). The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2012, the total unrecognized compensation cost related to the 2012 restricted stock unit grants was $227,000.

The Company recognized compensation expense for restricted stock awards of $42,000, $7,000 and $10,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2012, 2011 and 2010 are as follows:

For the year ended December 31, 2012:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$4,783	5,559,401	$0.86
Effect of dilutive securities:
Stock options	-	3,206
Diluted earnings per common share	$4,783	5,562,607	$0.86

For the year ended December 31, 2011:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$3,766	5,542,548	$0.68
Effect of dilutive securities:
Stock options	-	1,301
Diluted earnings per common share	$3,766	5,543,849	$0.68

For the year ended December 31, 2010:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$447	5,539,308	$0.08
Effect of dilutive securities:
Stock options	-	4,107
Diluted earnings per common share	$447	5,543,415	$0.08

Recent Accounting Pronouncements
In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU No. 2013-01 provides additional guidance to clarify the intended scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU No. 2013-01 is effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The objective of ASU No. 2013-02 is to improve the reporting of significant reclassifications out of accumulated other comprehensive income.  For public entities, ASU No. 2013-02 is effective for reporting periods beginning after December 15, 2012.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2012 and 2011 are as follows:

(Dollars in thousands)
	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$146,755	1,875	606	148,024
U.S. Government
sponsored enterprises	18,714	203	80	18,837
State and political subdivisions	118,591	7,171	104	125,658
Corporate bonds	2,571	19	4	2,586
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	720	-	1,468
Total	$288,629	9,988	794	297,823

(Dollars in thousands)
	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$213,378	1,371	1,056	213,693
U.S. Government
sponsored enterprises	7,429	265	-	7,694
State and political subdivisions	92,996	4,157	56	97,097
Corporate bonds	546	-	3	543
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	363	-	1,111
Total	$316,347	6,156	1,115	321,388

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2012 and 2011 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	48,126	468	12,913	138	61,039	606
U.S. Government
sponsored enterprises	3,402	80	-	-	3,402	80
State and political subdivisions	9,490	104	-	-	9,490	104
Corporate bonds	1,035	4	-	-	1,035	4
Total	62,053	656	12,913	138	74,966	794

(Dollars in thousands)
	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$95,122	991	4,125	65	99,247	1,056
State and political subdivisions	4,444	56	-	-	4,444	56
Corporate bonds	542	3	-	-	542	3
Total	$100,108	1,050	4,125	65	104,233	1,115

At December 31, 2012, unrealized losses in the investment securities portfolio relating to debt securities totaled $794,000. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  At December 31, 2012, ten out of 151 securities issued by state and political subdivisions contained unrealized losses, 36 out of 90 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses and two out of four securities issued by corporations contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary. No investment impairments were deemed other-than-temporary in 2012. As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000. The remaining fair value of the investment at December 31, 2011 was approximately $264,000.  Similarly, as part of its evaluation in 2010, the Company wrote down two equity securities by $291,000.  The remaining fair value of the investments at December 31, 2010 was $409,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2012, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$4,139	4,163
Due from one to five years	14,285	14,768
Due from five to ten years	100,595	106,246
Due after ten years	22,107	23,154
Mortgage-backed securities	146,755	148,024
Equity securities	748	1,468
Total	$288,629	297,823

Proceeds from sales of securities available for sale during 2012 were $47.1 million and resulted in gross gains of $1.3 million and gross losses of $103,000.  During 2011, the proceeds from sales of securities available for sale were $111.0 million and resulted in gross gains of $4.4 million and gross losses of $9,000. During 2010, the proceeds from sales of securities available for sale were $65.8 million and resulted in gross gains of $3.3 million.

Securities with a fair value of approximately $73.9 million and $83.6 million at December 31, 2012 and 2011, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2012 and 2011.

(Dollars in thousands)
	December 31, 2012
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$148,024	-	148,024	-
U.S. Government
sponsored enterprises	$18,837	-	18,837	-
State and political subdivisions	$125,658	-	125,658	-
Corporate bonds	$2,586	-	2,586	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,468	1,468	-	-

(Dollars in thousands)
	December 31, 2011
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$213,693	-	208,349	5,344
U.S. Government
sponsored enterprises	$7,694	-	7,694	-
State and political subdivisions	$97,097	-	97,097	-
Corporate bonds	$543	-	543	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,111	1,111	-	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2012.  Transfers out of Level 3 during the year ended December 31, 2012 are attributable to one available for sale security reported in Level 3 at December 31, 2011 because market pricing was unavailable from the Bank’s third party bond accounting provider at that time.  This security was reported in Level 2 at December 31, 2012, as the market valuation was provided by the Bank’s third party bond accounting provider.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$6,594
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or (out) of Level 3	(5,344)
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2012 and 2011 are summarized as follows:

(Dollars in thousands)
	December 31, 2012	December 31, 2011
Real estate loans
Construction and land development	$73,176	93,812
Single-family residential	195,003	212,993
Single-family residential -
Banco de la Gente stated income	52,019	54,058
Commercial	200,633	214,415
Multifamily and farmland	8,951	4,793
Total real estate loans	529,782	580,071

Commercial loans (not secured by real estate)	64,295	60,646
Farm loans (not secured by real estate)	11	-
Consumer loans (not secured by real estate)	10,148	10,490
All other loans (not secured by real estate)	15,738	19,290

Total loans	619,974	670,497

Less allowance for loan losses	14,423	16,604

Total net loans	$605,551	653,893

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

●
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2012, construction and land development loans comprised approximately 12% of the Bank’s total loan portfolio.

●
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2012, single-family residential loans comprised approximately 40% of the Bank’s total loan portfolio, including Banco de la Gente single-family residential stated income loans amounting to approximately 8% of the Bank’s total loan portfolio.

●
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2012, commercial real estate loans comprised approximately 32% of the Bank’s total loan portfolio.

●
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2012, commercial loans comprised approximately 10% of the Bank’s total loan portfolio.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2012 and 2011:

December 31, 2012
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$1,280	6,858	8,138	65,038	73,176	-
Single-family residential	4,316	1,548	5,864	189,139	195,003	-
Single-family residential -
Banco de la Gente stated income	11,077	3,659	14,736	37,283	52,019	2,378
Commercial	1,720	1,170	2,890	197,743	200,633	-
Multifamily and farmland	7	-	7	8,944	8,951	-
Total real estate loans	18,400	13,235	31,635	498,147	529,782	2,378

Commercial loans (not secured by real estate)	888	66	954	63,341	64,295	23
Farm loans (not secured by real estate)	-	-	-	11	11	-
Consumer loans (not secured by real estate)	250	10	260	9,888	10,148	2
All other loans (not secured by real estate)	-	-	-	15,738	15,738	-
Total loans	$19,538	13,311	32,849	587,125	619,974	2,403

December 31, 2011
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$10,033	3,338	13,371	80,441	93,812	-
Single-family residential	4,612	1,434	6,046	206,947	212,993	107
Single-family residential -
Banco de la Gente stated income	11,924	4,755	16,679	37,379	54,058	2,602
Commercial	1,002	958	1,960	212,455	214,415	-
Multifamily and farmland	13	-	13	4,780	4,793	-
Total real estate loans	27,584	10,485	38,069	542,002	580,071	2,709

Commercial loans (not secured by real estate)	576	9	585	60,061	60,646	-
Consumer loans (not secured by real estate)	116	36	152	10,338	10,490	-
All other loans (not secured by real estate)	-	-	-	19,290	19,290	-
Total loans	$28,276	10,530	38,806	631,691	670,497	2,709

The following tables present the Bank’s non-accrual loans as of December 31, 2012 and 2011:

(Dollars in thousands)
	December 31, 2012	December 31, 2011
Real estate loans
Construction and land development	$9,253	13,257
Single-family residential	2,491	2,380
Single-family residential -
Banco de la Gente stated income	2,232	3,142
Commercial	3,263	2,451
Total real estate loans	17,239	21,230

Commercial loans (not secured by real estate)	344	403
Consumer loans (not secured by real estate)	47	152
Total	$17,630	21,785

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is non-collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment, with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Accruing impaired loans were $30.6 million at December 31, 2012 and 2011.  Interest income recognized on accruing impaired loans was $1.5 million and $1.7 million for the years ended December 31, 2012 and 2011, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2012 and 2011:

December 31, 2012
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$17,738	11,795	680	12,475	61	12,810
Single-family residential	9,099	766	7,799	8,565	177	7,590
Single-family residential -
Banco de la Gente stated income	21,806	-	21,000	21,000	1,278	21,158
Commercial	5,830	4,569	467	5,036	6	5,433
Multifamily and farmland	193	-	193	193	1	200
Total impaired real estate loans	54,666	17,130	30,139	47,269	1,523	47,191

Commercial loans (not secured by real estate)	983	347	592	939	12	1,125
Consumer loans (not secured by real estate)	68	-	66	66	1	41
Total impaired loans	$55,717	17,477	30,797	48,274	1,536	48,357

December 31, 2011
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$28,721	14,484	6,098	20,582	3,264	17,848
Single-family residential	6,361	969	5,117	6,086	131	6,324
Single-family residential -
Banco de la Gente stated income	20,021	-	19,602	19,602	1,296	18,778
Commercial	7,717	3,845	3,139	6,984	77	4,518
Multifamily and farmland	209	-	209	209	1	214
Total impaired real estate loans	63,029	19,298	34,165	53,463	4,769	47,682

Commercial loans (not secured by real estate)	1,111	-	1,083	1,083	26	1,485
Consumer loans (not secured by real estate)	157	-	152	152	2	140
Total impaired loans	$64,297	19,298	35,400	54,698	4,797	49,307

The Bank’s December 31, 2012 and 2011 fair value measurements for impaired loans and other real estate on a non-recurring basis are presented below.  The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, all fair value measurements for impaired loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2012
Impaired loans	$46,738	-	-	46,738	(7,986)
Other real estate	$6,254	-	-	6,254	(1,136)

(Dollars in thousands)
	Fair Value Measurements December 31, 2011	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2011
Impaired loans	$49,901	-	-	49,901	(11,864)
Other real estate	$7,576	-	-	7,576	(1,322)

Changes in the allowance for loan losses for the year ended December 31, 2012 were as follows:

Year ended December 31, 2012
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$7,182	3,253	2,104	1,731	13	1,029	-	255	1,037	16,604
Charge-offs	(4,728)	(886)	(668)	(937)	-	(555)	-	(557)	-	(8,331)
Recoveries	528	72	-	374	-	104	-	148	-	1,226
Provision	1,417	792	562	881	15	510	-	399	348	4,924
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Ending balance: individually
evaluated for impairment	$24	84	1,254	-	-	-	-	-	-	1,362
Ending balance: collectively
evaluated for impairment	4,375	3,147	744	2,049	28	1,088	-	245	1,385	13,061
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Loans:
Ending balance	$73,176	195,003	52,019	200,633	8,951	64,295	11	25,886	-	619,974

Ending balance: individually
evaluated for impairment	$11,961	3,885	20,024	4,569	-	346	-	-	-	40,785
Ending balance: collectively
evaluated for impairment	$61,215	191,118	31,995	196,064	8,951	63,949	11	25,886	-	579,189

Changes in the allowance for loan losses for the year ended December 31, 2011 were as follows:

Year ended December 31, 2011
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$5,774	3,992	2,105	1,409	17	1,174	430	592	15,493
Charge-offs	(7,164)	(2,233)	(692)	(1,271)	-	(314)	(586)	-	(12,260)
Recoveries	241	184	17	24	-	121	152	-	739
Provision	8,331	1,310	674	1,569	(4)	48	259	445	12,632
Ending balance	$7,182	3,253	2,104	1,731	13	1,029	255	1,037	16,604

Ending balance: individually
evaluated for impairment	$1,250	46	1,243	-	-	-	-	-	2,539
Ending balance: collectively
evaluated for impairment	5,932	3,207	861	1,731	13	1,029	255	1,037	14,065
Ending balance	$7,182	3,253	2,104	1,731	13	1,029	255	1,037	16,604

Loans:
Ending balance	$93,812	212,993	54,058	214,415	4,793	60,646	29,780	-	670,497

Ending balance: individually
evaluated for impairment	$20,280	2,352	18,309	3,845	-	-	-	-	44,786
Ending balance: collectively
evaluated for impairment	$73,532	210,641	35,749	210,570	4,793	60,646	29,780	-	625,711

Changes in the allowance for loan losses for the year ended December 31, 2010 were as follows:

(Dollars in thousands)
2010

Balance at beginning of year	$15,413
Amounts charged off	(16,911)
Recoveries on amounts previously charged off	553
Provision for loan losses	16,438

Balance at end of year	$15,493

The Bank utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 9.  These risk grades are evaluated on an ongoing basis.  A description of the general characteristics of the nine risk grades is as follows:

●
Risk Grade 1 – Excellent Quality: Loans are well above average quality and a minimal amount of credit risk exists.  CD or cash secured loans or properly margined actively traded stock or bond secured loans would fall in this grade.

●
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Company’s range of acceptability.  The organization or individual is established with a history of successful performance though somewhat susceptible to economic changes.

●
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Company’s range of acceptability but higher than normal. This may be a new organization or an existing organization in a transitional phase (e.g. expansion, acquisition, market change).

●
Risk Grade 4 – Management Attention: These loans have higher risk and servicing needs but still are acceptable. Evidence of marginal performance or deteriorating trends is observed.  These are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

●
Risk Grade 5 – Watch: These loans are currently performing satisfactorily, but there has been some recent past due history on repayment and there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Company’s position at some future date.

●
Risk Grade 6 – Substandard: A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any).  There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  There is a distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Risk Grade 7 – Low Substandard: These loans have the general characteristics of a Grade 6 Substandard loan, with heightened potential concerns.  The exact amount of loss is not yet known because neither the liquidation value of the collateral nor the borrower’s predicted repayment ability is known with confidence.

•
Risk Grade 8 – Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.  Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 9 – Loss: Loans classified as Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be realized in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following tables present the credit risk profile of each loan type based on internally assigned risk grade as of December 31, 2012 and 2011.

December 31, 2012
(Dollars in thousands)
Real Estate Loans
Construction and Land Development		Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$11	24,662	-	-	-	672	-	1,239	-	26,584
2- High Quality	4,947	56,829	-	27,511	32	9,260	-	4,122	2,317	105,018
3- Good Quality	24,952	62,018	24,724	114,001	4,975	40,814	11	4,186	13,416	289,097
4- Management Attention	18,891	35,727	11,366	47,603	3,039	11,844	-	392	5	128,867
5- Watch	9,580	9,504	3,597	6,911	712	976	-	134	-	31,414
6- Substandard	14,795	6,263	12,332	4,607	193	729	-	70	-	38,989
7- Low Substandard	-	-	-	-	-	-	-	-	-	-
8- Doubtful	-	-	-	-	-	-	-	-	-	-
9- Loss	-	-	-	-	-	-	-	5	-	5
Total	$73,176	195,003	52,019	200,633	8,951	64,295	11	10,148	15,738	619,974

December 31, 2011
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Consumer	All Other	Total

1- Excellent Quality	$197	25,474	-	-	-	715	1,344	-	27,730
2- High Quality	5,183	64,817	-	25,506	50	8,801	4,070	2,774	111,201
3- Good Quality	27,675	74,824	25,564	136,137	3,448	36,585	4,259	16,509	325,001
4- Management Attention	28,138	35,233	15,020	40,312	358	12,882	429	7	132,379
5- Watch	15,923	6,141	5,626	2,795	728	622	89	-	31,924
6- Substandard	16,696	6,504	7,848	9,665	209	1,041	154	-	42,117
7- Low Substandard	-	-	-	-	-	-	-	-	-
8- Doubtful	-	-	-	-	-	-	-	-	-
9- Loss	-	-	-	-	-	-	145	-	145
Total	$93,812	212,993	54,058	214,415	4,793	60,646	10,490	19,290	670,497

At December 31, 2012, TDR loans amounted to $23.9 million, including $2.0 million in performing TDR loans. Effective March 31, 2012, performing TDR balances reflect current year TDR loans only, in accordance with GAAP.  Previously reported TDR amounts reflect cumulative TDR loans from prior periods in addition to current year TDR loans.  At December 31, 2011, TDR loans were $44.1 million, including $15.1 million in performing

TDR loans.   The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.

The following table presents an analysis of TDR loans by loan type as of December 31, 2012.

December 31, 2012
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Construction and land development	11	$10,465	6,633
Single-family residential	33	3,014	4,084
Single-family residential -
Banco de la Gente stated income	122	13,459	12,170
Commercial	4	1,457	682
Total real estate TDR loans	170	28,395	23,569

Commercial loans (not secured by real estate)	9	511	368
Consumer loans (not secured by real estate)	1	2	-
Total TDR loans	180	$28,908	23,937

The following table presents an analysis of 2012 loan modifications included in the December 31, 2012 TDR table above.

December 31, 2012
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Single-family residential	5	$674	673
Single-family residential -
Banco de la Gente stated income	20	2,046	1,992
Total real estate TDR loans	25	2,720	2,665

Commercial loans (not secured by real estate)	1	14	13
Total TDR loans	26	$2,734	2,678

The following table presents an analysis of TDR loans by loan type as of December 31, 2011.

December 31, 2011
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Construction and land development	29	$19,762	12,840
Single-family residential	48	4,684	5,244
Single-family residential -
Banco de la Gente stated income	193	20,857	19,602
Commercial	15	7,200	5,013
Multifamily and farmland	1	322	209
Total real estate TDR loans	286	52,825	42,908

Commercial loans (not secured by real estate)	21	1,711	1,083
Consumer loans (not secured by real estate)	8	124	142
Total TDR loans	315	$54,660	44,133

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2012	2011

Land	$3,657	3,581
Buildings and improvements	14,815	14,771
Furniture and equipment	17,660	16,874

Total premises and equipment	36,132	35,226

Less accumulated depreciation	20,258	18,330

Total net premises and equipment	$15,874	16,896

Depreciation expense was approximately $1.9 million for the year ended December 31, 2012.  The Company recognized approximately $2.0 and $2.1 million in depreciation expense for the years ended December 31, 2011 and 2010, respectively.

(5)	Time Deposits

At December 31, 2012, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2013	$157,707
2014	33,579
2015	36,066
2016	10,269
2017 and thereafter	10,603

Total	$248,224

At December 31, 2012 and 2011, the Company had approximately $21.4 million and $47.0 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $20.1 million and $28.6 million as of December 31, 2012 and 2011, respectively.  The weighted average rate of brokered deposits as of December 31, 2012 and 2011 was 0.29% and 0.99%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2012.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2012, the carrying value of loans pledged as collateral totaled approximately $138.7 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2012, the market value of securities pledged to the FHLB totaled $17.8 million.

Borrowings from the FHLB outstanding at December 31, 2012 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

June 24, 2015	N/A	3.710%	Convertible	$5,000

March 25, 2019	N/A	4.260%	Convertible	5,000

October 5, 2016	N/A	4.450%	Convertible	5,000

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

November 13, 2017	N/A	4.260%	Fixed Rate Hybrid	15,000

October 17, 2016	N/A	3.820%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.500%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.740%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.515%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.570%	Adjustable Rate Hybrid	5,000

				$70,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $4.7 million and $4.9 million of FHLB stock at December 31, 2012 and 2011, respectively.

As of December 31, 2012 and 2011, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2012, the carrying value of loans pledged as collateral totaled approximately $313.7 million.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly-owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly-owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole assets of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay interest quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, which became effective on June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(8)	Income Taxes

The provision for income taxes in summarized as follows:

(Dollars in thousands)
	2012	2011	2010
Current	$1,800	2,141	512
Deferred	(213)	(678)	(523)
Total	$1,587	1,463	(11)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2012	2011	2010
Pre-tax income at statutory rate (34%)	$2,509	2,251	622
Differences:
Tax exempt interest income	(1,168)	(1,052)	(721)
Nondeductible interest and other expense	52	62	58
Cash surrender value of life insurance	(149)	(101)	(87)
State taxes, net of federal benefits	324	233	(8)
Nondeductible capital losses	-	49	99
Other, net	19	21	26
Total	$1,587	1,463	(11)

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2012 and 2011.

(Dollars in thousands)

Deferred tax assets:	2012	2011
Allowance for loan losses	$5,560	6,401
Accrued retirement expense	1,409	1,213
Other real estate	628	454
Other	362	204
Total gross deferred tax assets	7,959	8,272

Deferred tax liabilities:
Deferred loan fees	794	1,082
Premises and equipment	417	655
Unrealized gain on available for sale securities	3,581	1,964
Total gross deferred tax liabilities	4,792	3,701
Net deferred tax asset	$3,167	4,571

(9)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the  Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2012:

(Dollars in thousands)

Beginning balance	$6,123
New loans	4,520
Repayments	(5,258)

Ending balance	$5,385

At December 31, 2012 and 2011, the Bank had deposit relationships with related parties of approximately $13.9 million and $15.1 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2012 are as follows:

(Dollars in thousands)

Year ending December 31,
2013	$542
2014	516
2015	482
2016	482
2017	428
Thereafter	1,667
Total minimum obligation	$4,117

Total rent expense was approximately $643,000, $735,000 and $815,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the  Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2012	2011
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$133,919	131,565

Standby letters of credit and financial guarantees written	$3,297	3,288

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $137.2 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the  Company.
Bancorp and the Bank have employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

The Company has $47.5 million available for the purchase of overnight federal funds from five correspondent financial institutions.

(11)	Derivative Financial Instruments and Hedging Transactions

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2012.

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2012.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2011 and 2010, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company’s derivatives did not have any hedge ineffectiveness recognized in earnings during the years ended December 31, 2011 and 2010.

Effect of Derivative Instruments on the Statement of Earnings
The table below presents the effect of the Company’s derivative financial instruments on the Consolidated Statement of Earnings for the years ended December 31, 2012 and 2011.

(Dollars in thousands)	Amount of Gain (Loss) Recognized in Accumulated OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2012	2011		2012	2011
Interest rate derivative contracts	$-	$(20)	Interest income	$-	$628

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 3.50% of annual compensation in 2012 and 2.50% of annual compensation in 2011 and 2010.  The Company’s contribution pursuant to this formula was approximately $345,000, $219,000 and $208,000 for the years 2012, 2011 and 2010, respectively.  Investments of the 401(k) plan are determined by the compensation committee consisting of selected outside directors and senior executive officers.  No investments in Company stock have been made by the 401(k) plan. The vesting schedule for the 401(k) plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $546,000, $355,000 and $279,000 for the years 2012, 2011 and 2010, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement medical benefits expense, including amortization of the transition obligation, as applicable, was approximately $24,000 for the year ended December 31, 2012 and approximately $23,000 for each of the years ended December 31, 2011 and 2010.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2012	2011

Benefit obligation at beginning of period	$2,923	2,607
Service cost	430	303
Interest cost	89	64
Benefits paid	(60)	(51)

Benefit obligation at end of period	$3,382	2,923

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2012 and 2011 are shown in the following two tables:

(Dollars in thousands)
	2012	2011

Benefit obligation	$3,382	2,923
Fair value of plan assets	-	-

(Dollars in thousands)
	2012	2011

Funded status	$(3,382)	(2,923)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(3,382)	(2,923)

Unfunded accrued liability	$(3,382)	(2,923)
Intangible assets	-	-

Net amount recognized	$(3,382)	(2,923)

Net periodic benefit cost of the Company’s post retirement benefit plans for the years ended December 31, 2012 and 2011 consisted of the following:

(Dollars in thousands)
	2012	2011

Service cost	$430	303
Interest cost	89	64

Net periodic cost	$519	367

Weighted average discount rate assumption used to
determine benefit obligation	5.43%	6.59%

During the year ended December 31, 2012, the Company paid benefits under the two postretirement plans totaling $60,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2013	$130
2014	$219
2015	$250
2016	$251
2017	$283
Thereafter	$8,944

(13)	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2012:

Total Capital (to Risk-Weighted Assets)
Consolidated	$121,246	17.34%	55,928	8.00%	N/A	N/A
Bank	$117,453	16.84%	55,784	8.00%	69,730	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$112,135	16.04%	27,964	4.00%	N/A	N/A
Bank	$108,379	15.54%	27,892	4.00%	41,838	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$112,135	11.12%	40,342	4.00%	N/A	N/A
Bank	$108,379	10.76%	40,302	4.00%	50,377	5.00%

As of December 31, 2011:

Total Capital (to Risk-Weighted Assets)
Consolidated	$129,495	17.38%	59,607	8.00%	N/A	N/A
Bank	$111,807	15.04%	59,463	8.00%	74,329	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$119,950	16.10%	29,804	4.00%	N/A	N/A
Bank	$102,264	13.76%	29,731	4.00%	44,597	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$119,950	11.06%	43,379	4.00%	N/A	N/A
Bank	$102,264	9.44%	43,328	4.00%	54,160	5.00%

(14)	Shareholders’ Equity

Shareholders’ equity at December 31, 2012 was $97.7 million compared to $103.0 million at December 31, 2011. This decrease was primarily attributable to the Company’s repurchase and retirement of a portion of its preferred shares.  The Company purchased 12,530 shares of the Company’s 25,054 outstanding shares of preferred stock from the UST, which was issued to the UST in connection with the Company’s participation in the CPP under TARP in 2008.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the preferred stock retired and the $11,695,001 purchase price of the preferred stock retired was credited to retained earnings effective June 30, 2012.  Remaining preferred shares are redeemable at any time at par.  The Company expects to be able to repurchase the shares from future earnings, however, there are no immediate plans to repurchase these shares.

During the third quarter of 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company's common stock that was issued to the UST on December 23, 2008 as part of the CPP under TARP.  The Company repurchased the Warrant for a total price of $425,000.

Common stock at December 31, 2012 was $48.1 million compared to $48.3 million at December 31, 2011.  This decrease is due to the Company’s repurchase of the Warrant associated with the preferred stock that was issued to the UST, which was partially offset by stock options exercised during 2012.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board of Directors is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

(15)	Other Operating Income and Expense

Other operating income for the years ended December 31, 2012, 2011 and 2010 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2012	2011	2010
Visa debit card income	$2,092	1,783	1,570
Net appraisal management fee income	$737	375	326

Other operating expense for the years ended December 31, 2012, 2011 and 2010 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2012	2011	2010
Advertising	$695	660	714
FDIC insurance	$894	1,061	1,434
Visa debit card expense	$729	658	606
Telephone	$554	605	629
Foreclosure/OREO expense	$677	904	569
Internet banking expense	$593	509	445

(16)	Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination, or issuance.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

●	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
●
Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

●
Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market.  These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Cash and Cash Equivalents
For cash, due from banks and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale
Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available. If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values for investment securities with quoted market prices are reported in the Level 1 fair value category. Fair value measurements obtained from independent pricing services are reported in the Level 2 fair value category. All other fair value measurements are reported in the Level 3 fair value category.

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.  Mortgage loans held for sale are reported  in the Level 3 fair value category.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Impaired loans with current certified appraisals are included in the Level 2 fair value category.  All other loans are included in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Cash Surrender Value of Life Insurance
For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

Other Real Estate
The fair value of other real estate is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  Other real estate is reported in the Level 3 fair value category.

Deposits
The fair value of demand deposits, interest-bearing demand deposits and savings is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.

FHLB Borrowings
The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

Junior Subordinated Debentures
Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

Commitments to Extend Credit and Standby Letters of Credit
Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2012 and 2011 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2012
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$48,843	48,843	-	-	48,843
Investment securities available for sale	297,823	1,468	295,105	1,250	297,823
Other investments	5,599	-	-	5,599	5,599
Mortgage loans held for sale	6,922	-	-	6,922	6,922
Loans, net	605,551	-	-	599,996	599,996
Cash surrender value of life insurance	13,273	-	13,273	-	13,273

Liabilities:
Deposits	$781,525	-	780,662	-	780,662
Securities sold under agreements
to repurchase	34,578	-	34,578	-	34,578
FHLB borrowings	70,000	-	76,375	-	76,375
Junior subordinated debentures	20,619	-	20,619	-	20,619

(Dollars in thousands)
	December 31, 2011
	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$29,236	29,236
Investment securities available for sale	321,388	321,388
Other investments	5,712	5,712
Mortgage loans held for sale	5,146	5,146
Loans, net	653,893	648,640
Cash surrender value of life insurance	12,835	12,835

Liabilities:
Deposits and demand notes payable	$827,111	826,810
Securities sold under agreements
to repurchase	39,600	39,600
FHLB borrowings	70,000	75,046
Junior subordinated debentures	20,619	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets
December 31, 2012 and 2011
(Dollars in thousands)

Assets	2012	2011

Cash	$324	316
Interest-bearing time deposit	800	15,000
Investment in subsidiaries	115,386	106,469
Investment securities available for sale	1,596	1,520
Other assets	260	341

Total assets	$118,366	123,646

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Shareholders' equity	97,747	103,027

Total liabilities and shareholders' equity	$118,366	123,646

Statements of Earnings
For the Years Ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

Revenues:	2012	2011	2010

Interest and dividend income	$113	226	311
Impairment of securities	-	(144)	(291)

Total revenues	113	82	20

Expenses:

Interest	438	407	411
Other operating expenses	476	190	191

Total expenses	914	597	602

Loss before income tax benefit and equity in
undistributed earnings of subsidiaries	(801)	(515)	(582)

Income tax benefit	166	56	24

Loss before equity in undistributed
earnings of subsidiaries	(635)	(459)	(558)

Equity in undistributed earnings of subsidiaries	6,428	5,618	2,399

Net earnings	$5,793	5,159	1,841

Statements of Cash Flows
For the Years Ended December 31, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
Cash flows from operating activities:

Net earnings	$5,793	5,159	1,841
Adjustments to reconcile net earnings to net
cash used by operating activities:
Equity in undistributed earnings of subsidiaries	(6,428)	(5,618)	(2,399)
Impairment of investment securities	-	144	291
Change in:
Other assets	-	112	(66)
Accrued income	11	(11)	-
Accrued expense	41	(216)	147

Net cash used by operating activities	(583)	(430)	(186)

Cash flows from investing activities:

Purchases of investment securities available for sale	-	-	(36,000)
Proceeds from maturities of investment securities available for sale	-	-	36,000
Net change in interest-bearing time deposit	14,200	2,000	2,000

Net cash provided by investing activities	14,200	2,000	2,000

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	(1,023)	(1,253)	(1,253)
Cash dividends paid on common stock	(1,003)	(443)	(448)
Preferred stock and warrant repurchase	(12,122)	-	-
Restricted stock payout	-	17	12
Proceeds from exercise of stock options	539	-	-

Net cash used by financing activities	(13,609)	(1,679)	(1,689)

Net change in cash	8	(109)	125

Cash at beginning of year	316	425	300

Cash at end of year	$324	316	425

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(46)	(3)	(172)

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)
Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy
Vice President, Carolina Glove Company, Inc. (glove manufacturer)
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)
Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Douglas S. Howard
Vice President, Secretary and Treasurer, Denver Equipment of Charlotte, Inc.

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Managing Partner and Practitioner of Internal Medicine, Catawba Valley Internal Medicine, PA

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)
Partner and Chief Operating Officer, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President, Chief Financial Officer and Corporate Treasurer

William D. Cable, Sr.
Executive Vice President, Assistant Corporate Treasurer and Assistant Corporate Secretary

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

PEOPLES BANCORP OF NORTH CAROLINA, INC.
518 WEST C. ST. PO. BOX 467
NEWTON, NC 28658-0467

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	For All	Withhold All	For All Except
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01 James S. Abernethy
02 Robert C. Abernethy
03 Douglas S. Howard
04 John W. Lineberger, Jr.
05 Gary E. Matthews
06 Billy L. Price, Jr.,M.D
07 Larry E. Robinson
08 William Gregory Terry
09 Dan Ray Timmerman, Sr.
10 Benjamin I. Zachary

	For	Against	Abstain
2 Approve the compensation of the Company's named executive officers (advisory vote).	☐	☐	☐

The Board of Directors recommends you vote FOR 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
3 Recommend the frequency in which shareholders approve the compensation of the Company's named executive officers (advisory vote).	☐	☐	☐	☐

	For	Against	Abstain
4 The ratification and approval of the appointment of Porter Keadle Moore, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be conducted at the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000165236_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement, and Annual Report is/are available at www.proxyvote.com .

PEOPLES BANCORP OF NORTH CAROLINA, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 2, 2013 11:00 AM Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2013 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 2, 2013 at 11:00 a.m., Eastern Time, and at any adjournments or postponements thereof. Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated March 25, 2013, relating to the Meeting and hereby revokes any proxy or proxies heretofore given. Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting. Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR approval of the compensation of the Company's named executive officers, (iii) FOR the shareholders to hold a vote on the compensation of the Company's named executive officers every three years and (iv) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000165236_2 R1.0.0.51160